EXHIBIT 10.208

EXECUTION COPY

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

LICENSE, SUPPLY

AND DISTRIBUTION AGREEMENT

by and between

INDEVUS PHARMACEUTICALS, INC.

and

ORION CORPORATION

28.	NOTICES	54

29.	COUNTERPARTS	55

30.	SCHEDULES	55

31.	HEADINGS	55

ii

This License, Supply and Distribution Agreement

executed and entered into as of this      day of April, 2008

(hereinafter referred to as “Date of Agreement”)

by and between

Indevus Pharmaceuticals, Inc.

a company duly organised under the laws of the State of Delaware, United States of America,

and having its principal place of business at

33 Hayden Avenue, Lexington, MA 02421, United States of America

(hereinafter referred to as “Indevus”),

and

Orion Corporation

a company duly organised under the laws of Finland,

(Business Identity Code FI 19992126),

and having its principal place of business at Orionintie 1, FI-02200 Espoo, Finland,

(hereinafter referred to as “Orion”),(Orion and Indevus also individually referred to as “Party”,

and collectively as “Parties”)

WITNESSETH

WHEREAS, Orion is engaged, directly and through its Affiliates and Marketing Distributors (as defined herein) in the business of developing, producing and selling pharmaceutical products;

WHEREAS, Orion is interested in commercializing Licensed Product for the Initial Indication in the Territory (each as defined herein) and obtaining from Indevus an exclusive license under the Indevus Proprietary Rights (as defined herein) therefor, and Indevus is willing to grant such license to Orion, all on the terms and conditions of this Agreement; and

WHEREAS, Orion desires to purchase Bulk Drug Product and Insertion Tools (each as defined herein) from Indevus and Indevus desires to supply Bulk Drug Product and Insertion Tools to Orion, for use in the Initial Indication in the Territory, subject to and on the terms and conditions of this Agreement.

NOW, THEREFORE, Orion and Indevus, in consideration of the premises and of the mutual agreements, covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, for purposes of this Agreement, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1	“Additional Development” means any development relating to Licensed Product, other than Registration Studies or development relating to an Initial Indication Improvement, including development of Additional Indications and/or Improvements to any Additional Indications, subject to and in accordance with the provisions of Section 3.1.3.

1.2	“Additional Indication” means any indication for Licensed Product in the Territory, other than the Initial Indication, for which the Parties have agreed to pursue Additional Development.

1.3	“Affiliate(s)” means any entity controlling, controlled by or in common control with a Party hereto, as applicable. For purposes of this definition, “control” shall mean ownership or control, directly or indirectly, of more than fifty percent (50%) of the voting stock, equity share capital or other equity ownership interest.

1.4	“Agreement” means this License, Supply and Distribution Agreement together with all Schedules attached hereto, as may be amended from time to time in accordance with the terms and conditions contained herein.

1.5	“Agreement Term” has the meaning set forth in Section 15.1.

1.6	“Batch” means a specific quantity of Bulk Drug Product that is produced during the same cycle of manufacture. As of the Date of Agreement, one Batch of Bulk Drug Product consists of approximately [***], provided that (a) the number of vials in the first [***] Batches and in [***] Batch per year thereafter will be reduced to reflect stability testing by Indevus in accordance with Section 9.5, and (b) except as set forth in the foregoing clause or as otherwise agreed to by the Parties, [***] Batch will not exceed [***] and will not be less than [***].

1.7	“Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed or a day that is a bank holiday in Finland.

1.8	“Bulk Drug Product” means [***], (a) in bulk form, prior to being in finished, labelled and packaged form, and (b) otherwise identical to the [***] comprising the VANTAS® product manufactured for use in the United States, except that if otherwise defined in Marketing Authorizations in the Territory or otherwise requested by Orion in Purchase Orders submitted in accordance with this Agreement, [***] may be marked with the Indevus production lot number.

1.9	“Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

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1.10	“Calendar Year” means (a) for the first Calendar Year of the Agreement Term, the period beginning on the Date of Agreement and ending on December 31, 2008, (b) for each Calendar Year of the Agreement Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Agreement Term, the period beginning on January 1 of the Calendar Year in which the Agreement terminates or expires and ending on the effective date of expiration or termination of this Agreement.

1.11	“CFR” means the United States Code of Federal Regulations.

1.12	“Claim” shall mean a claim, suit, action or proceedings brought by a Third Party against a Party.

1.13	“CMC Information” means the chemistry, manufacturing and control information filed by Indevus from time to time with the FDA with respect to Licensed Product in the Field.

1.14	“Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources equivalent to the level that the Party devotes to its other products of similar commercial potential and a similar stage of commercialization, development or product life.

1.15	“Competing Product” means any pharmaceutical composition containing Compound or any other [***] other than (a) the product marketed by Orion on the Date of Agreement and set forth on Schedule 1.15; (b) a Licensed Product introduced in the Territory in the Field by Orion or any Affiliate of Orion in accordance with the terms of this Agreement; or (c) a product deemed to be added to Schedule 1.15 in accordance with Section 2.5, subject to the provisions of Section 10.1.2(c).

1.16	“Compound” means [***].

1.17	“Current Good Manufacturing Practices” or the letters “GMP” or “cGMP” means current good manufacturing practice and standards as provided for (and as amended from time to time), in (a) the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 CFR Parts 210 and 211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by applicable ICH Harmonised Tripartite Guideline [Q7] Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and (b) European Community Directive 2003/94/EC (Principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use).

1.18	“Data” means any and all research data, pharmacology data, preclinical data, clinical data, safety data and/or all other documentation that are necessary or useful for the development or commercialization of Licensed Product in the Field and that are submitted or required to be submitted to the FDA or any Regulatory Authority in the Territory with respect to Licensed Product in the Field, but excluding any DMFs.

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1.19	“DMF” means a Drug Master File as defined in CFR Title 21 part 314, section 420, including all supplements and amendments thereto.

1.20	“Facility” means Indevus’ facility located in Cranbury, New Jersey, United States, or any other facility that is identified in the NDA to manufacture Bulk Drug Product or the Insertion Tools.

1.21	“FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.22	“Field” means human pharmaceutical use of Licensed Product for the Initial Indication and/or, if applicable, any Additional Indication.

1.23	“Final Packaging” shall mean the packaging and labelling of Bulk Drug Product to produce finished product, including the primary packaging, secondary packaging, insertion of package inserts necessary for sale of Licensed Product for the Initial Indication in each country in the Territory to the ultimate consumer, storage of the finished product until release for shipment, tertiary packaging of finished product in a form suitable for shipping and transportation of finished product under the specified conditions to Orion’s designated destinations.

1.24	“First Commercial Sale” means the date of the first commercial sale of Licensed Product for the Initial Indication in the Territory by Orion or its Affiliates or Marketing Distributors.

1.25	“Improvements” means any and all developments, improvements, modifications, enhancements or adaptations, such as in the formulation, preparation, presentation, means of delivery, administration, or dosage, whether or not patented or patentable, of Licensed Product for the Initial Indication, which are invented or otherwise come into existence during the Agreement Term and/or which are derived from the research, development and commercialisation of the Licensed Product during the Agreement Term for the Initial Indication, in each case subject to and in accordance with the terms of Section 3.

1.26	“Indevus Know-How” means any and all unpatented information and Data, materials, inventions, Improvements and know how concerning Licensed Product, including the NDA, (a) that are necessary, applicable and/or useful for the development, use and/or commercialization of Licensed Product for the Initial Indication, (b) that are owned or controlled by Indevus or its Affiliates or that are generated, developed, discovered, invented or made by or on behalf of Indevus or its Affiliates during the Agreement Term, and (c) as to which Indevus has the right to license or sublicense in the Territory. Notwithstanding any other provision of this Agreement, Indevus Know-How shall not include data, materials, inventions, improvements, regulatory applications or approvals, and/or know how relating to Indevus’ product known as Supprelin®-LA.

1.27	“Indevus MAAs” means the existing Marketing Authorizations and Marketing Authorization Applications in the Territory, including the Variations, owned or submitted by Indevus with any Regulatory Authority in the Territory as of the Date of Agreement with respect to Licensed Product for the Initial Indication in the Territory.

1.28	“Indevus Patent Rights” means any Patents listed on Schedule 1.28 and any Patents in any country in the Territory (a) that are as of the Date of Agreement or at any time during the Agreement Term become owned or controlled by Indevus; (b) that are necessary, applicable and/or useful for the development, use or commercialization of Licensed Product for the Initial Indication in any country in the Territory; and (c) as to which Indevus has the right to license or sublicense in the Territory.

1.29	“Indevus Proprietary Rights” means Indevus Patent Rights and Indevus Know-How.

1.30	“Initial Indication” means the use of Licensed Product for the palliative treatment of advanced prostate cancer.

1.31	“Initial Indication Improvement” has the meaning set forth in Section 3.1.2 (d).

1.32	“Insertion Tools” means the tools used to insert the Licensed Product implant into a human body, supplied in bulk form and otherwise identical to the insertion tools used in the VANTAS® product manufactured for use in the United States except that if required by Regulatory Authorities in the Territory and requested by Orion, the Insertion Tools shall be provided with [***]

1.33	“Joint Inventions” shall have the meaning set forth in Section 11.5.3.

1.34	“Launch Period” means the period commencing on the Date of Agreement and expiring on [***].

1.35	“LHRH” means luteinizing hormone-releasing hormone.

1.36	“Licensed Product” means the twelve (12) month hydrogel implant containing fifty [***]of Compound as the active pharmaceutical ingredient and the related Insertion Tool referenced in the NDA and sold as of the Date of Agreement in the United States under the trademark VANTAS® and as referenced in the Marketing Authorization for VANTAS® in Europe, as it stands following the Mutual Recognition Procedure [***], including (a) all modified or improved versions of VANTAS® that would improve the safety or effectiveness of VANTAS® for use in the Initial Indication; and (b) any other product that the Parties agree, pursuant to the terms and conditions of Section 3, shall be a Licensed Product. Notwithstanding any provision of this Agreement, in no event shall Licensed Product include or be deemed to include the product known as Supprelin®-LA or any adaptations, modifications, line extensions or other improvements thereto.

1.37	“Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or required to be paid to Third Parties in connection with any Claims.

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1.38	“Major European Countries” means United Kingdom, France, Germany, Italy, Spain, Finland, Denmark, Norway, and Sweden.

1.39	“Marketing Authorisation” means, with respect to a particular country in the Territory, all marketing and other authorisations and approvals (including any required Marketing Authorisation Certificate) by the applicable Regulatory Authority in such country permitting Licensed Product to be marketed in the Field in such country including, if applicable, pricing approvals necessary to obtain reimbursement from a governmental authority.

1.40	“MAA” or “Marketing Authorisation Application” means a marketing authorization application for obtaining Marketing Authorization in the Territory, including all supporting documentation and Data included in or submitted with such application.

1.41	“Marketing Distributor” means a Third Party to whom Orion or its Affiliate has granted a right to distribute, market, sell and promote Licensed Product in any country in the Territory.

1.42	“Minimum Requirement” means, with respect to each Calendar Year set forth on Schedule 1.42, the number of units of Bulk Drug Product listed in Schedule 1.42 corresponding to such Calendar Year.

1.43	“Minimum Requirements Period” shall mean the period commencing on January 1, 2009 and expiring on [***].

1.44	“Mutual Recognition Procedure” shall mean the mutual recognition procedure for marketing authorization in accordance with Directive No. 2001/83/EC of November 6, 2001 or any successor regulations and/or directives.

1.45	“NDA” means the new drug application for marketing authorization of Licensed Product for the Initial Indication in the United States, owned by Indevus as of the Date of Agreement (No. 21,732), together with all amendments, supplements and updates thereto.

1.46	“Net Sales” means the gross amount invoiced by Orion, its Affiliates or Marketing Distributors on all sales of the Licensed Product in the Field to Third Parties in the Territory, less the following deductions actually allowed or taken: (a) returns and/or credits for returns, (b) sales tax, value added tax, goods and services tax or any other tax that may be imposed on the sale of such Licensed Product, (c) promotional, cash, trade or volume discounts including those resulting from governmental or managed care contracts, and (d) freight, transport and delivery (including insurance).

1.47

“Orion Know-how” means all unpatented information and Data, materials, inventions, Improvements and know how, including MAAs and Marketing Authorisations, concerning Licensed Product (i) that are necessary or useful for the development and/or

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commercialization of Licensed Product in the Field, (ii) that are generated, developed, discovered, invented or made by or on behalf of Orion or any of its Affiliates during the Agreement Term, (iii) that are owned by or become in Orion’s possession or control during the Agreement Term, and (iv) as to which Orion has or obtains the right to license or sublicense to Indevus.

1.48	“New EU Member” has the meaning set forth in Section 2.1.

1.49	“Non-Compete Period” has the meaning set forth in Section 2.5.

1.50	“Orion Patent Rights” means any Patents that (i) become during the Agreement Term owned or controlled by Orion or any of its Affiliates and (ii) relate to Licensed Product in the Field in the Territory or claim any Improvement or Additional Indication in the Field made by Orion, including Orion’s interest in any Patents in Joint Inventions; provided, however, that “Orion Patent Rights” shall not include Patents owned or controlled by Orion prior to the Date of Agreement.

1.51	“Oversight Committee” means the committee described in Section 4.

1.52	“Pack”, “Packed”, or “Packing” means the operations which comprise the packing and packaging of Bulk Drug Product and Insertion Tools, solely for the purpose of storage and shipment of Bulk Drug Product and Insertion Tools in accordance with cGMP, as generally described on Schedule 1.52.

1.53	“Patents” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof.

1.54	“Pharmacovigilance Agreement” means the agreement executed by the Parties on the Date of Agreement in the form attached as Exhibit 1.54.

1.55	“Population Council Agreement” means the Termination of Agreement dated September 12, 1990, signed on September 26, 1997 by The Population Council, Inc. (“The Council”) and on October 1, 1997 by GP Strategies Corporation, the successor to National Patent Development Corporation, as amended on November 29, 2001 and on August 31, 2004 by The Council and Valera Pharmaceuticals, Inc, a predecessor of Indevus, as previously provided to Orion and as such agreement may be amended from time to time during the Agreement Term.

1.56	“Producer Price Index” means the Producer Price Index, Pharmaceutical Preparations (Series ID 325412325412) as published by the U.S. Department of Labor, Bureau of Labor Statistics.

1.57	“Proprietary Information” means any and all scientific, clinical, regulatory, marketing, financial and commercial information or Data, whether communicated in writing, orally or by any other means, which is owned and/or under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.58	“Registration Studies” has the meaning set forth in Section 3.1.2.

1.59	“Regulatory Authority” means any governmental regulatory authority, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, in the Territory that performs a function for such political subdivision similar to the function performed by the FDA for the United States with regard to the approval, licensing, registration or authorization to develop, test, manufacture, package, market, distribute, use, store, import, transport or sell Licensed Product in the Field in the Territory or with respect to the approval of pricing or reimbursement for such product.

1.60	“Sales Critical Product Event” means the occurrence of any of the following, to the extent not caused by any act or omission on the part of, and outside the reasonable control of, Orion, its Affiliates or Marketing Distributors:

(a)	any materially adverse change (equivalent to an FDA-mandated addition of a “Black Box” warning) mandated by Regulatory Authorities in any of the Major European Countries on the product labelling of Licensed Product for the Initial Indication that is unique to such product among the class of LHRH agonists for the Initial Indication;

(b)	any recall or withdrawal of Licensed Product for the Initial Indication mandated by Regulatory Authorities in any of the Major European Countries;

(c)	the receipt by Orion of a written Claim asserting a product liability Claim or that the manufacture, use, sale, offer for sale or importation of Licensed Product for the Initial Indication in any country of the Territory infringes a Third Party Patent relating to the Bulk Drug Product and/or Insertion Tools or the manufacture thereof or a Third Party trademark, as a result of which Orion withdraws Licensed Product from the market in any of the countries in the Territory within sixty (60) days from receipt of such Claim; or a determination by a court of competent jurisdiction in an unappealed or unappealable decision that a patent or other intellectual property right owned by a Third Party is infringed by the manufacture, use, sale, offer for sale or importation of Licensed Product for the Initial Indication in the Territory, and enjoining such manufacture, use, sale, offer for sale, or importation;

(d)	either (i) any significant (at least [***] delay in obtaining Regulatory Approval of Licensed Product for the Initial Indication in any of the Major European Countries that is not caused by an act of or failure to act by Orion, or (ii) an Indevus decision, in accordance with Section 3.1.2(b), that a Registration Study not be conducted, which decision would result in the inability to obtain Regulatory Approval of Licensed Product for the Initial Indication in any of the Major European Countries;

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(e)	in any Calendar Year, LHRH analogs for the Initial Indication have a combined market size (in euros) in the Major European Countries of [***] or less of their combined market size (in euros) for the immediately preceding Calendar Year; and

(f)	failure of Indevus to supply [***] in any Calendar Year at least [***] of the quantities of Batches of Bulk Drug Product and/or Insertion Tools included in the Firm Commitment portion of the Initial Forecast or Rolling Forecast, as applicable, which failure to supply is uncured for at least [***].

1.61	“Supply Price” means the applicable supply price for Bulk Drug Product and Insertion Tools as set forth on Schedule 8.1, and subject to the provisions of Section 8.1.

1.62	“Territory” means all of the following: European Union: Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom; and New European Union candidate countries: Croatia, the Republic of Macedonia and Turkey; and Other Countries: Switzerland, Norway, Russia, Ukraine.

1.63	“Test Samples” means the specific quantity of units per Batch of Bulk Drug Product and Insertion Tools, as applicable, that are required by Regulatory Authorities in the Territory to be tested to ensure conformance of such Batch with applicable specifications for release.

1.64	“Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.65	“Trademark” means the VANTAS® trademark and/or any other trademarks that are selected for Licensed Product in the Field in any country in the Territory pursuant to Section 10.6, including any applications to register trademarks, or other registrations or applications related to trademarks, common-law trademarks and rights, service marks, logos, trade names, all rights arising from the use of or existing in connection with domain names, and all goodwill associated with the foregoing, if not otherwise defined in this Agreement, and all registrations and applications for registration of any of the foregoing.

1.66	“Variations” shall have the meaning set forth in Section 3.3.1.

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. References to Articles, Sections, subsections, and clauses are to the same with all their subparts as they appear in this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

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2.	RIGHTS GRANTED; RETAINED RIGHTS; NON-COMPETITION; SUBLICENSES

2.1	License Grant. Subject to the terms and conditions of this Agreement, Indevus hereby grants Orion during the Agreement Term:

2.1.1	an exclusive right and license in the Field under the Indevus Proprietary Rights solely to import, use, promote, market, offer for sale, distribute and sell Licensed Product into and throughout the Territory and to use the Trademark on and in connection with the marketing, sale and promotion of Licensed Product for the Initial Indication in the Territory; and

2.1.2	a co-exclusive (with Indevus and not any Third Party) right and license under the Indevus Proprietary Rights to develop Licensed Product for the Initial Indication in the Territory in accordance with Section 3.1.

Orion, its Affiliates, sublicensees and Marketing Distributors will not supply or distribute Licensed Product to any customer outside the Territory. In the event a country that is not in the European Union as of the Date of Agreement subsequently becomes part of the European Union (a “New EU Member”) but is not in the Territory, Orion, its Affiliates, sublicensees and Marketing Distributors will not conduct active sales of Licensed Product to any customer in such New EU Member.

2.2	Sublicense under Population Council Agreement. The licenses granted to Orion under Section 2.1 include exclusive sublicenses by Indevus in the Field in the Territory of Indevus’ rights under the Population Council Agreements to use, import, offer for sale, and sell Licensed Product in the Field for use in the Territory. Indevus represents and warrants that the execution and delivery of this Agreement and the performance of Indevus’ obligations hereunder do not conflict with or violate the Population Council Agreement. Orion acknowledges that it is a sublicensee under the Population Council Agreement to the extent stated in the first sentence of this Section 2.2 and agrees not to act inconsistently with the terms of the Population Council Agreement to the extent they are applicable to the sublicenses granted to Orion hereunder and, in particular, to comply as if specifically applicable to Orion, with Sections 5(e), 6, and 9 of the Population Council Agreement. Provided that Orion is in compliance with its reporting and reasonably undisputed payment obligations under this Agreement, Indevus shall pay any amounts that Indevus shall owe to The Council under the Population Council Agreements by virtue of this Agreement.

2.3	Reserved Rights. All rights not specifically granted to Orion herein are reserved and retained by Indevus, including all rights under the Indevus Proprietary Rights outside the Field and outside the Territory, and all rights to the product known as Supprelin®-LA. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

2.4	Sublicenses, Marketing Distributors and Subcontractors. Orion shall have the right to grant sublicenses to an Orion Affiliate under any of the rights or licenses granted to it by Indevus under this Agreement as set forth in this Section 2.4. Orion shall advise Indevus at least [***] in advance of any proposed sublicense and give due consideration to Indevus’ comments with respect thereto. Any sublicense shall be subject to the terms and conditions of this Agreement, including the provisions relating to payments. Orion shall be responsible to Indevus for any non-performance by any sublicensee of Orion’s obligations under this Agreement that are assumed by the sublicensee and, at Indevus’ option, any such sublicense between Orion and such sublicensee shall terminate upon notice by Indevus to Orion in the event the sublicensee subsequently (such as by divestiture) becomes an entity that is no longer an Affiliate of Orion. Orion shall also have the right to use Marketing Distributors for purposes of promoting, marketing, selling and/or distributing the Licensed Product in the Territory, provided that Orion shall remain responsible for its commitments and obligations under this Agreement despite such use. No later than thirty (30) days after entering into any agreement with any sublicensee or Marketing Distributor as contemplated hereunder, Orion shall provide Indevus with a full copy of such agreement.

Orion shall have the right to use subcontractors to render services (e.g., regulatory services) in relation to this Agreement, provided that Orion shall remain responsible for all obligations, responsibilities and commitments under this Agreement notwithstanding such use.

2.5	No Competing Product.

2.5.1	Subject to the terms of this Section 2.5, Orion will not (and will ensure that its Affiliates and Marketing Distributors that are not wholesalers do not) at any time during the Non-Compete Period directly or indirectly, in any country in the Territory, market, import, offer for sale, sell or distribute, any Competing Product, nor cause any Competing Product to be marketed, imported, offered for sale or sold or distributed on its own behalf. The Non-Compete Period shall mean (a) in European Union countries of the Territory (which, for purposes of this Section 2.5.1, shall include any New EU Member), the period expiring on the [***] of First Commercial Sale in the European Union countries, and (b) for all other countries in the Territory, (i) the Agreement Term or (ii) the maximum period legally possible in accordance with a country’s mandatory competition laws, on a country-by-country basis, whichever is shorter. In the event that, after expiration of the Non-Compete Period in any country in the European Union, Orion directly or indirectly, markets, imports, offers for sale, sells or distributes in any country in the European Union, any Competing Product, Orion shall provide Indevus with written notice of such Competing Product and of Orion’s activities with respect thereto and, upon Indevus’ receipt of such written notice, such Competing Product shall be deemed to be added to Schedule 1.15 with respect to the European Union and shall be subject to the provisions of Section 10.1.2(c).

2.5.2	Notwithstanding the provisions of Section 2.5.1, in the event that during the Non-Compete Period, Orion purchases a Third Party or is purchased by, or takes

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control of or becomes controlled by a Third Party, which has commercialized (and is continuing to sell), directly or indirectly, a Competing Product in a country in the Territory, then Orion or such Third Party shall, within [***] after such event either (a) cease marketing, or cause its applicable Affiliate to cease marketing, the Competing Product in that country; or (b) divest, or cause its applicable Affiliate to divest, the Competing Product in that country.

2.6	Grant-back Right. During the Agreement Term, Orion hereby grants Indevus the irrevocable, royalty-free and fully paid-up right and exclusive license under any Orion Know-How and Orion Patent Rights generated by Orion during the Agreement Term in the course of Orion’s performance of its obligations hereunder and not otherwise owned by Indevus, solely to develop, manufacture, exploit, import, use, offer for sale and sell Licensed Product in the Field outside the Territory.

2.7	Resale Price. The Parties acknowledge that Orion is, and shall at all times remain, free to set its resale price for the Licensed Product in the Territory. However, if Orion, its Affiliates or Marketing Distributors sell Licensed Product to a customer who also purchases other products from any such entity, Orion agrees not to (and agrees to require its Affiliates and their Marketing Distributors not to) deal with Licensed Product in a manner that is intended to disadvantage Licensed Product to the benefit of other products offered for sale by Orion, its Affiliates or their Marketing Distributors to such customer.

2.8	Representation and Warranty. Indevus warrants and represents that (a) Indevus has provided Orion with access to all material Data in Indevus’ possession and control regarding Licensed Product for the Initial Indication, and (b) there are no pending or, to Indevus’ knowledge, threatened, actions, suits, investigations, claims, judgments or proceedings relating to the Indevus Patent Rights in the Territory and Indevus is not aware of any patent not included in the Indevus Patent Rights that is infringed by the manufacture, use or sale of Licensed Product for the Initial Indication in the Territory. Orion represents and warrants that it has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the Licensed Product for the Initial Indication.

3.	DEVELOPMENT, EXCHANGE OF INFORMATION AND LICENSED PRODUCT REGISTRATION

3.1	Development.

3.1.1	General. Except as otherwise set forth herein, from and after the Date of Agreement, development of Licensed Product in the Field in the Territory shall be under the general review of the Oversight Committee and the activities expected to be undertaken in the course of such development are set forth generally in this Agreement. Orion agrees to perform development activities as contemplated in this Agreement, if any, in compliance in all material respects with applicable laws, regulations and guidelines.

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3.1.2	Development for Initial Indication: Registration Studies and Improvements.

(a)	Except as otherwise set forth herein, Orion shall be responsible for conducting, and shall bear all costs associated with, any and all development, including any preclinical or clinical studies of Licensed Product and any post-approval or Phase IV studies, required by any Regulatory Authority in the Territory as a condition to or in connection with Marketing Authorization of Licensed Product for the Initial Indication in the Territory (the “Registration Studies”).

(b)	Notwithstanding the foregoing, Orion will submit to the Oversight Committee (or, if the Oversight Committee has been disbanded, to a designated representative of Indevus) in advance all draft study protocols for the performance of proposed Registration Studies. Orion shall have the right to make all decisions with respect to such Registration Studies, except that if Indevus reasonably believes a proposed Registration Study would have an impact on Licensed Product outside the Initial Indication or outside the Territory, Indevus shall have the right to make all decisions with respect to such Registration Study, subject to the provisions of Section 1.60(d).

(c)	Upon the written request of Orion, (a) during the [***] period from the Date of Agreement or (b) until the last Marketing Authorization in the Territory has been received, whichever (a) or (b) is later, Indevus shall provide reasonable assistance in connection with Registration Studies undertaken by Orion in accordance with this Agreement and with obtaining Marketing Authorisations in the Territory, provided Orion reimburses Indevus for all documented [***] associated with providing such assistance, and such assistance is provided at times and places mutually agreed upon between the Parties. After such period, Indevus shall not be obligated to, but may if requested by Orion, elect to continue to provide such assistance on terms that are agreed between the Parties.

(d)

Either Party may at any time submit to the Oversight Committee a written proposal for development of an Improvement for the Initial Indication (an “Initial Indication Improvement”). Such proposal shall contain, at a minimum, commercially reasonable information supporting the rationale for such development from a scientific, regulatory and commercial standpoint, as well as an estimated developmental critical path and an estimate of the time, cost and economic or other benefit of such efforts. In considering whether to recommend approval of such proposal for an Initial Indication Improvement, the Oversight Committee shall evaluate whether the proposed program for such Improvement (i) has scientific and technical merit and is likely to result in the approval at least by the FDA and Regulatory Authorities in the Major European Countries of such Initial Indication Improvement, (ii) is advisable to address safety or efficacy issues, (iii) whether the commercial return

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from sales of Licensed Product resulting from such Initial Indication Improvement in the Territory that may result from such proposed Improvement can reasonably be expected to offset the cost of development within a reasonable period of time, and (iv) any other factors relevant to a determination as to whether to pursue such Initial Indication Improvement.

(e)	If development of any such Initial Indication Improvement is approved by the Oversight Committee, the Oversight Committee shall promptly determine a development plan and budget for such development including the estimated cost and scope of work necessary for obtaining any required approval by the FDA in the United States and/or approval by Regulatory Authorities in the Territory. Upon receipt of such plan and budget, the Parties shall promptly meet to negotiate in good faith and determine (i) mutually acceptable terms for conducting, administering and funding such development taking into consideration the provisions of subsections 3.1.2(f) and 3.1.2(g) below; (ii) a possible new supply price for the supply of Bulk Drug Product and/or Insertion Tools associated with clinical development and commercial use of any product incorporating or resulting from such Improvement; and (iii) such other material terms relating to the development and commercialization of any product incorporating or resulting from such Improvement as may be negotiated between the Parties.

(f)	Notwithstanding any provision of this Agreement, Indevus and Orion each shall have unilateral discretion to determine if it wants to participate in the funding of development of any Initial Indication Improvement; provided, however, that (i) if the Parties cannot reach mutually acceptable terms for the funding of any such development then Indevus (but not Orion) may exclusively develop and/or commercialize any product resulting from such development and any such product shall not be deemed a Licensed Product or otherwise included in the license granted to Orion under this Agreement, subject to the provisions of subsection 3.1.2(g); and (ii) Orion’s share of development costs for an Initial Indication Improvement, if Orion has decided to participate in the funding, shall be calculated based on the Territory’s [***] for Licensed Product for the Initial Indication.

(g)

In the event that (i) any development relating to an Initial Indication Improvement is presented to the Oversight Committee; (ii) Orion does not elect to participate in the funding of such development within [***] days after such proposal is presented to the Oversight Committee; and (iii) Indevus funds such development, then as soon as reasonably practicable after additional material information or data supporting the proof of concept for the Initial Indication Improvement is available, Indevus shall submit such data to Orion and Orion shall have a subsequent option to participate in and/or reimburse Indevus for Orion’s

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share of the funding of such development and to obtain rights under this Agreement in the Territory to any product incorporating such Initial Indication Improvement or resulting from such development on terms and conditions to be negotiated in good faith by the Parties within [***] days after providing such additional information or data or until a mutually agreed extension of said deadline. Such terms shall include provisions for financial compensation to Indevus, if any, which may include (i) participation in and/or reimbursement of development expenses associated with development of such Initial Indication Improvement; (ii) a new supply price for the supply of Bulk Drug Product and/or Insertion Tools associated with clinical development and commercial use of the Initial Indication Improvement and (iii) such other material terms relating to the development and commercialization of any product incorporating or resulting from such Initial Indication Improvement as may be negotiated between the Parties.

3.1.3	Additional Development.

(a)	Either Party may at any time submit to the Oversight Committee a written proposal for Additional Development. Such proposal shall contain, at a minimum, commercially reasonable information supporting the rationale for such development from a scientific, regulatory and commercial standpoint, as well as an estimated developmental critical path and an estimate of the time, cost and economic or other benefit of such efforts. In considering whether to recommend approval of such proposal for Additional Development, the Oversight Committee shall evaluate factors whether the proposed program (i) relates to an Additional Indication or an Improvement to an Additional indication; (ii) has scientific and technical merit and is likely to result in the approval at least by the FDA and Regulatory Authorities in the Major European Countries of such Improvement to Additional Indication or Additional Indication, (iii) is advisable to address safety or efficacy issues, (iv) whether the commercial return from sales of Licensed Product in the Field in the Territory that may result from such proposed Additional Development can reasonably be expected to offset the cost of development within a reasonable period of time, and (v) any other factors relevant to a determination as to whether to pursue such Additional Development.

(b)

If any such Additional Development is approved by the Oversight Committee, the Oversight Committee shall promptly determine a development plan and budget for such development including the estimated cost and scope of work necessary for obtaining any required approval by the FDA in the United States and/or approval by Regulatory Authorities in the Territory. Upon receipt of such plan and budget, the Parties shall promptly meet to determine whether the Parties can reach mutually acceptable terms for (i) conducting, administering and funding

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such development (taking into consideration the provisions of the following subsections 3.1.3 (c) and (d)); (ii) if such Additional Development relates to an Additional Indication, and Orion desires to obtain rights under this Agreement in the Territory to any product resulting therefrom or for use in such Additional Indication, financial compensation to Indevus, if any, which may include milestone payments associated with the development and commercialization of any product for an Additional Indication; (iii) a new supply price for the supply of Bulk Drug Product and/or Insertion Tools associated with clinical development and commercial use of any product incorporating or resulting from such Additional Development; and/or (iv) such other financial and other material terms relating to the development and commercialization of any product incorporating or resulting from such Additional Development as may be negotiated between the Parties.

(c)	Notwithstanding any provision of this Agreement, Indevus and Orion each shall have unilateral discretion to determine if it wants to participate in the funding of any Additional Development; provided, however, that (i) if the Parties cannot reach mutually acceptable terms for the funding of any such Additional Development then Indevus (but not Orion) may exclusively so develop and/or commercialize any product resulting from such development and, unless such product incorporates an Improvement to an Additional Indication that has previously been agreed by the Parties to be a Licensed Product, any such product shall not be deemed a Licensed Product or otherwise included in the license granted to Orion under this Agreement, and such indication shall not be deemed an Additional Indication, subject to the provisions of subsection 3.1.3(d); and (ii) Orion’s share of development costs for any Additional Development, if Orion has decided to participate in the funding, shall be calculated based on the Territory’s [***] of Licensed Product for the Additional Indication.

(d)

In the event that (i) any Additional Development is presented to the Oversight Committee; (ii) Orion does not elect to participate in the funding of such Additional Development within [***] days after such proposal is presented to the Oversight Committee; and (iii) Indevus funds such development, then as soon as reasonably practicable after additional material information or data supporting the proof of concept for the Additional Development is available, Indevus shall submit such data to Orion and Orion shall have a subsequent option to participate in the funding of and obtain rights under this Agreement in the Territory to any product resulting from such Additional Development on terms and conditions to be negotiated in good faith by the Parties within [***] days after providing such additional information or data or until a mutually agreed extension of said deadline. Such terms shall include provisions for financial compensation to Indevus, if any, which may include

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participation in and/or reimbursement of development expenses, milestone payments associated with the development and commercialization of any such product for an Additional Indication, a new supply price for the supply of such product, and/or such other financial and other material terms relating to the development and commercialization of any product.

3.2	Exchange of Information

3.2.1	Within thirty (30) days from the Date of Agreement, Indevus shall disclose to Orion in writing (either in electronic format or hard copies), all Indevus Proprietary Rights not previously available or made available to Orion, as of the Date of Agreement. If at any time during the Agreement Term, any additional Indevus Proprietary Rights are acquired by Indevus, Indevus shall promptly upon such acquisition disclose and provide to Orion in writing (in electronic format or hard copies) any such additional Indevus Proprietary Rights. If at any time during the Agreement Term, any Orion Patent Rights or Orion Know How are acquired by Orion, Orion shall promptly upon such acquisition disclose and provide to Indevus in writing (either in electronic format or hard copies), any such Orion Patent Rights or Orion Know How.

3.2.2	Each Party shall permit the other Party to access, and shall provide the other Party on a timely basis with the right to cross-reference and use in exercising its rights and performing its obligations hereunder with respect to Licensed Product in the Field, the NDA and the MAAs, as applicable, as well as such Party’s Data. At the request of the other Party and to the extent legally permitted and in accordance with the terms of this Agreement, each Party shall notify the FDA and the appropriate Regulatory Authorities, as applicable, of the other Party’s right to reference such regulatory filings in regulatory submissions filed by the other Party in accordance with this Agreement.

3.2.3	Each Party shall share with the other Party any Data or written communications from any Regulatory Authority (including with respect to marketing and promotional materials) generated or obtained by such Party during the Agreement Term in the course of developing or relevant to Licensed Product for the Initial Indication, any Additional Development or otherwise performing its activities hereunder. Such sharing by each Party shall take place as soon as reasonably practicable after such Data become available, but in no event shall a final study report for a clinical study involving Licensed Product for the Initial Indication be provided later than [***] months after data base lock for such study, and provided further that any disclosure of Data to be shared is not restricted by any Third Party contractual obligations preventing such disclosure by a Party to the other. Each of Indevus and Orion agrees that it will use Commercially Reasonable Efforts to avoid subjecting itself to such restrictions that would prevent such disclosures.

3.2.4	Without limiting the generality of the foregoing, Indevus shall use Commercially Reasonable Efforts to provide Orion, in response to a written request therefor

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from Orion, with additional documentation, information and Data that is (a) included in Indevus Know-How, not previously provided to Orion, and in Indevus’ possession and control as of the date of Orion’s request; and (b) reasonably believed by Orion to be required in order to obtain or maintain Marketing Authorisation for use of Licensed Product for the Initial Indication in the Territory. Indevus shall use Commercially Reasonable Efforts to provide such documentation, information and Data within [***] days of Orion’s written request, provided the nature of such documentation, information and Data can reasonably be expected to be provided within such [***] day period and, if not, Indevus shall use Commercially Reasonable Efforts to provide such documentation, information and Data as soon thereafter as reasonably practicable. For the avoidance of doubt, Indevus shall have no obligation to conduct or fund, and Orion shall be responsible for conducting and funding any clinical trials or other development activities required and intended for use in obtaining Marketing Authorisations in the Territory, subject to and in accordance with this Agreement.

3.2.5	With respect to adverse drug experiences reports relating to Licensed Product in the Field, the Parties are simultaneously entering into the Pharmacovigilance Agreement to provide operating procedures for the exchange of safety information between the Parties sufficient to enable each Party to comply with its legal obligations to report to the appropriate Regulatory Authorities in the countries in which Licensed Product is being developed or commercialized by such Party, in accordance with the appropriate laws and regulations of the relevant countries and authorities.

3.3	Licensed Product Registration and Regulatory Matters

3.3.1	Assignment of Indevus MAAs. The Parties acknowledge that prior to the Date of Agreement, Indevus has submitted variations to the Indevus MAAs as described on Schedule 3.3 (the “Variations”), primarily intended to harmonize the manufacturing process. Within thirty (30) days from the Date of Agreement, Indevus shall submit to the applicable Regulatory Authorities in the Territory an authorization to transfer to Orion ownership of the Indevus MAAs. Orion shall cooperate with such transfer, including by executing and submitting on a timely basis any required information or documentation requested by any Regulatory Authority in the Territory in connection with such transfer of ownership and acknowledging Orion’s commitment to assume ownership of Marketing Authorisations and MAAs in the Territory. Orion shall assume such ownership and the related obligations thereof effective upon such transfer.

3.3.2	Ownership of Regulatory Filings.

(a)

Upon the effectiveness of the transfer to Orion of ownership of the Indevus MAAs, the Indevus MAAs, as well as any other Marketing Authorisations obtained by Orion during the Agreement Term, shall during the Agreement Term and thereafter, unless the provisions of Section 15.9.2 are applicable, be owned by and in the name of Orion.

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Except as otherwise specifically set forth in this Agreement, from and after the effectiveness of such transfer, Orion shall have sole legal and financial responsibility for (i) the preparation, filing and prosecution and maintenance of all Marketing Authorisations, MAAs, and any other submissions, filings and/or other regulatory applications (including for any Final Packaging and for any promotional materials) and any additional required reports (including reporting of adverse drug experiences) and documentation, required to obtain, prosecute and maintain Marketing Authorisations for Licensed Product for the Initial Indication in the Territory, (ii) all interactions with Regulatory Authorities in the Territory regarding such Marketing Authorizations and MAAs, and (iii) the timely payment of all associated fees, charges and other payments.

(b)	Orion shall use Commercially Reasonable Efforts to submit, prosecute, obtain and maintain, as applicable, MAAs and Marketing Authorisations in the Territory as soon as reasonably practicable. Orion shall notify a designated person at Indevus promptly after the submission and filing of any MAA, the receipt of any Marketing Authorizations, with respect to any material changes or material problems that may arise in connection with its MAAs or Marketing Authorisations in the Territory, and of the First Commercial Sale in the Territory.

3.3.3	CMC Information and DMFs. Notwithstanding the provisions of this Section 3.3, with respect to any updated CMC Information required to be submitted to any Regulatory Authority in the Territory, to the extent required, Indevus shall prepare and deliver to Orion any additional reports required to update such CMC Information. Within fifteen (15) Business Days after receiving such reports from Indevus, Orion shall submit with the appropriate Regulatory Authorities any variations or other amendment or supplement as required to the Marketing Authorisations or MAAs in the Territory, provided that all relevant information and reports to do the submission have been provided to Orion by Indevus. Orion shall provide Indevus as soon as practicable with a copy of any comments received by Orion from any Regulatory Authority in the Territory relating to updated CMC Information and Indevus shall reasonably cooperate with Orion to provide a response to such comments as soon as reasonably practicable and within timelines set by the Regulatory Authorities. Indevus shall be responsible for ensuring that its Third Party manufacturers file in the Territory any required DMFs relating to Compound and provide the right to reference in the MAAs any such DMFs.

3.3.4	Neither Party gives any warranty nor makes no representation, express or implied, to the other Party that any Regulatory Authority will accept any MAA or any variation thereto or that Marketing Authorisation of the Licensed Product for the Initial Indication, including the Variations, will be granted in the Territory, or that any Regulatory Authority will not require further data, documentation and/or information, or further studies or trials with respect to the Licensed Product for the Initial Indication as a pre-requisite for granting or maintaining the Marketing Authorisation or otherwise.

4.	OVERSIGHT COMMITTEE

4.1	Members. As of the Date of Agreement, the Parties shall establish an oversight committee (“Oversight Committee”) to function as a forum for the Parties to inform and consult with one another concerning progress of the development and commercialization of Licensed Product in the Territory and as the initial forum to render decisions thereto. The Oversight Committee shall include two (2) representatives of each Party from the appropriate departments. The initial members of the Oversight Committee as of the Effective Date are set forth on Schedule 4.1. Either Party may replace any or all of its representatives on the Oversight Committee at any time upon written notice to the other Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designated representative at any meeting of the Oversight Committee. The Oversight Committee shall initially be chaired by a representative of Indevus; for each subsequent one-year period, representatives of the Parties shall alternate as the chairperson of the Oversight Committee. The chairperson shall appoint a secretary of the Oversight Committee, who shall be a representative of the other Party.

4.2	Role and Responsibilities. In particular, the Oversight Committee shall perform the following functions:

4.2.1	Oversee the development of Licensed Product in the Field in the Territory (including any Registration Studies), including review of draft study protocols for the performance of Registration Studies by Orion;

4.2.2	Review commercialization activities with respect to Licensed Product in the Field in the Territory, excluding any matters concerning pricing;

4.2.3	Monitor regulatory strategy and communications in the Territory;

4.2.4	Evaluate Phase IV Clinical Trials;

4.2.5	Evaluate Additional Development including opportunities for Additional Indications with respect to Licensed Product; and

4.2.6	Have such other responsibilities as may be assigned to the Oversight Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

4.3

Meetings. The Oversight Committee shall meet at least twice annually, unless otherwise agreed and may be called by either Party with not less than ten (10) Business Days notice to the other unless such notice is waived. Such meetings shall alternate between Indevus and Orion locations or such other location as may be mutually agreed upon by the Parties and be held at such times as are mutually agreed upon by the Oversight Committee. The Oversight Committee may be convened, polled or consulted from time to time by means of telecommunication or correspondence. Each Party will disclose to the other proposed agenda items reasonably in advance of each meeting of the Oversight Committee. The meetings of the Oversight Committee shall be documented in written minutes to be approved by both Parties. Each Party shall bear its own costs for participation in the Oversight Committee. Any Proprietary Information disclosed in any meeting of the Oversight Committee by a Party shall remain Proprietary Information of such Party, subject to the terms and conditions of this Agreement.

4.4	Decision Making. For the avoidance of doubt, the Parties understand and agree, that all decisions concerning pricing of Licensed Product in the Field in the Territory shall be made solely by Orion. The Oversight Committee may make decisions with respect to the matters defined in Section 4.2. The Oversight Committee shall use its good faith efforts to resolve by consensus any issue before it. The Oversight Committee shall give consideration to the views, position and recommendations of each Party on any issue that has been brought before the Oversight Committee. If the Oversight Committee shall arrive at a consensus on any issue, such consensus shall be binding upon the Parties. All decisions of the Oversight Committee shall be made by unanimous vote or written consent, as indicated by all members signing the written minutes, with Orion representatives collectively having one (1) vote and Indevus representatives collectively having one (1) vote in all decisions. If the Oversight Committee cannot reach consensus on a matter brought to its attention, then any Oversight Committee member may submit the issue to a representative of each Party at the executive officer level for resolution. The executive officers shall attempt in good faith to resolve any issue presented to them by the Oversight Committee. In the event that the executive officers cannot resolve the issue within twenty (20) Business Days after the issue has been brought to their attention[***]

4.5	Disbanding of Oversight Committee. The Parties shall have the right to disband the Oversight Committee upon mutual agreement. Additionally, to the extent the Oversight Committee is not disbanded pursuant to the preceding sentence, the Oversight Committee shall be automatically disbanded effective on the fifth anniversary of the Date of Agreement unless the Parties mutually agree to extend such period prior to the expiration of such five year period.

4.6	No Amendment. The Oversight Committee shall have only the powers assigned to it in this Article 4. All activities conducted by the Oversight Committee shall be consistent with and subject to the provisions of this Agreement, and the Oversight Committee shall not have any power to take any action that conflicts with the terms of this Agreement or to amend, modify or waive compliance with this Agreement.

5.	FORECASTING AND ORDERING

5.1

Initial Forecasts. At least [***] months prior to the estimated initial launch date of Licensed Product for the Initial Indication in the Territory (the “Launch Date”) or within [***] days after the Effective Date, whichever is later, Orion shall furnish to Indevus a written forecast of its estimated requirements for Bulk Drug Product for the

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eight (8) Calendar Quarters (broken down by Calendar Quarter) commencing with the Calendar Quarter in which the Launch Date is estimated to occur (even if such Calendar Quarter is less than a complete Calendar Quarter) (the “Initial Forecast”). On June 30, 2008, Orion shall provide Indevus with an updated Initial Forecast.

5.2

Rolling Forecasts. Commencing on September 30, 2008, and thereafter on a quarterly basis not later than the last Business Day of each Calendar Quarter during the Agreement Term, Orion shall provide Indevus with an updated forecast (the “Rolling Forecast”) of its estimated requirements of Bulk Drug Product for the [***] Calendar Quarters commencing at the beginning of the second (2nd) complete Calendar Quarter that commences after the date of such forecast, broken down by Calendar Quarter. Each Initial Forecast and Rolling Forecast provided during the Launch Period is referred to as a “Launch Period Forecast”.

5.3	Firm Commitment. The (a) [***] of each Launch Period Forecast, and (b) [***] of any Rolling Forecast that is not a Launch Period Forecast, shall constitute a firm order for the quantities of Bulk Drug Product and a binding commitment to submit Purchase Orders for the quantities of Bulk Drug Product specified therein (“Firm Commitment”). Except as set forth in Section 5.4 and Section 5.5, the following [***] Calendar Quarters of a Launch Period Forecast and the following [***] Calendar Quarters of any Rolling Forecast that is not a Launch Period Forecast shall be non-binding, good faith estimates for planning purposes only and shall not constitute binding commitments by Orion to purchase Bulk Drug Product. The minimum size of a Firm Commitment (consisting of one delivery) shall be one Batch of Bulk Drug Product and all quantities of Bulk Drug Product shall be forecasted in multiples of full Batch quantities. The number of Insertion Tools deemed to be included in the Firm Commitment shall be determined in accordance with the last sentence of Section 5.6.2.

5.4	Subject to the provisions of Section 5.5, each Rolling Forecast provided by Orion shall supersede any previous Rolling Forecast solely with respect to Calendar Quarters which were not previously part of the Firm Commitment portion of the Rolling Forecast, provided, however, that if Orion fails to timely provide a Rolling Forecast, the most recently provided Initial Forecast or Rolling Forecast, as applicable (including with respect to the Firm Commitment portion), shall be deemed resubmitted for the then-current Calendar Quarter. If any such resubmitted Rolling Forecast does not cover the Calendar Quarter then in question, the last Calendar Quarter of the resubmitted Rolling Forecast shall apply to the then-current Calendar Quarter(s).

5.5	Variation of Initial Forecasts and Rolling Forecasts. Except as may otherwise be mutually agreed between the Parties, with every quarterly update of an Initial Forecast or Rolling Forecast, Orion may:

5.5.1	with respect to Initial Forecasts:

(a)	not increase or decrease the forecast for the first Calendar Quarter (Q1) of any updated Initial Forecast from the first Initial Forecast provided under Section 5.1;

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(b)	increase the forecast for the second Calendar Quarter (Q2) of any updated Initial Forecast from the first Initial Forecast provided under Section 5.1 by [***]; and

(c)	increase or decrease the forecast for the respective Calendar Quarters [***] of any updated Initial Forecast by not more than [***] from the amount forecasted for such Calendar Quarter in the first Initial Forecast provided under Section 5.1;

5.5.2	with respect to Launch Period Forecasts other than Initial Forecasts:

(a)	increase the forecast for the [***] Calendar Quarter [***] of the Launch Period Forecast as that Calendar Quarter rolls from [***]; and

(b)	increase or decrease the forecast for the respective Calendar Quarters [***] of the Launch Period Forecast by not more than [***] from the amount forecasted for such Calendar Quarter in the preceding Launch Period Forecast;

5.5.3	with respect to Rolling Forecasts that are not Launch Period Forecasts:

(a)	increase the forecast for the [***] of the Rolling Forecast as that Calendar Quarter rolls from [***]; and

(b)	increase or decrease the forecast for the respective Calendar Quarters [***] of the Rolling Forecast by not more than [***] from the amount forecasted for such Calendar Quarter in the preceding Launch Period Forecast.

5.6	Purchase Orders.

5.6.1	At least [***] days before the requested delivery dates of Bulk Drug Product and Insertion Tools, and not more often than on a monthly basis (and provided on the last Business Day of a month), Orion shall provide Indevus with a firm, binding, non-cancelable purchase order on the standard purchase order forms of Orion for the aggregate number of Batches of Bulk Drug Product specified in the applicable Firm Commitment portion of the Rolling Forecast, designating for each Batch the number of units of Bulk Drug Product and the number of units of Insertion Tools required as Test Samples of each and specifying the requested delivery dates for each Batch (“Purchase Order”).

5.6.2

Each Purchase Order covering any Firm Commitment portion of a Rolling Forecast shall be for the full Batch quantities of Bulk Drug Product constituting the Firm Commitment portion of the applicable Rolling Forecast and shall conform to the terms of this Agreement. Indevus will confirm receipt and accept or reject each such Purchase Order within ten (10) Business Days from the receipt thereof. Assuming Indevus accepts a Purchase Order, Indevus shall fulfil the Firm Commitment portion of the Purchase Order by delivering the number of Batches

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of Bulk Drug Product ordered on the requested delivery date in accordance with Section 6.2. In fulfilling Purchase Orders hereunder, Indevus shall also supply Orion with the number of Insertion Tools at least equal to (a) the number of units of Bulk Drug Product per Batch that were not designated in the applicable Purchase Order as Test Samples, plus (b) the number of units of Insertion Tools that were designated in such Purchase Order as Test Samples.

5.6.3	Indevus may reject a Purchase Order, in whole or in part, if: (a) the delivery date is less than [***] days from the date of Indevus’ receipt of such Purchase Order; or (b) the volume under the Purchase Order and all other accepted Purchase Orders covering the applicable Calendar Quarter exceeds the Firm Commitment set forth in Orion’s then-current Rolling Forecast for such Calendar Quarter. Notwithstanding the foregoing, Indevus shall use Commercially Reasonable Efforts to satisfy that portion of any Purchase Order that exceeds the Firm Commitment with respect to such Calendar Quarter by one Batch (“Excess Portion”) subject to Indevus’ other supply commitments, the availability of Compound, and manufacturing and equipment capacity. Within ten (10) Business Days of Indevus’ receipt of any Purchase Order that includes any Excess Portion, Indevus shall confirm the extent to which it can supply such Excess Portion on the delivery date requested in the Purchase Order or, if unable to so supply the Excess Portion by such delivery date, the earliest delivery date(s) on which it can supply such Excess Portion, provided, however, that Indevus’ failure to so deliver the Excess Portion shall not be a breach of this Agreement.

6.	SUPPLY OF BULK DRUG PRODUCT AND INSERTION TOOLS

6.1	Subject to the terms and conditions of this Agreement, during the Agreement Term, Indevus (or its designees) shall have the exclusive right to supply Orion with quantities of Bulk Drug Product and Insertion Tools requested by Orion in Purchase Orders in accordance with this Agreement for use in the Initial Indication in the Territory, and Orion shall purchase from Indevus all requirements of Orion, its Affiliates, sublicensees and Marketing Distributors of Bulk Drug Product and Insertion Tools, at the applicable Supply Price. The Parties acknowledge and agree that Indevus obtains Compound, the Insertion Tools and other components of the Bulk Drug Product through contractual arrangements with Third Party manufacturers and shall continue to have the right to subcontract with Third Parties for the performance of its obligations hereunder, provided, that Indevus shall remain responsible for its commitments and obligations under this Agreement despite such use.

Without prejudice to any rights or remedies available to Orion under law or this Agreement, Indevus agrees upon first knowledge thereof to notify Orion of any actual or anticipated delay in any delivery of Bulk Drug Product and/or Insertion Tools.

6.2	Indevus undertakes during the term of this Agreement to supply such quantities of Bulk Drug Product and Insertion Tools that are subject to a Firm Commitment portion of a Rolling Forecast and Purchase Order covering such Firm Commitment submitted pursuant to Section 5.6, by the delivery date specified in such Purchase Order, provided such delivery date is at least [***] days from the date of the applicable Purchase Order.

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6.3	All shipments of Bulk Drug Product and Insertion Tools to Orion shall be by a carrier selected by Orion, [***] made part of this Agreement by reference) Indevus’ Cranbury, NJ, USA Facility, provided that Indevus shall be responsible for loading the Bulk Drug Product and Insertion Tools at such Facility, at which time and place title and risk of loss shall pass to Orion. If Orion does not timely indicate in writing its selection of a carrier to Indevus, Indevus shall be entitled to select an appropriate carrier. No general terms and conditions of either Party that are inconsistent with the terms of this Agreement shall apply to supply of Bulk Drug Product and Insertion Tools hereunder.

6.4	Indevus will provide shipment preparation and Packing of Bulk Drug Product and Insertion Tools in accordance with cGMP and as generally described on Schedule 1.52. Indevus shall be responsible for obtaining, at its sole cost and expense, all materials necessary for Packing Bulk Drug Product and Insertion Tools in accordance with cGMP. It is agreed that all costs and expenses for Packing materials shall be deemed included in the Supply Price.

6.5	Shipping Costs. If Indevus pays any of the shipping costs on behalf of Orion, then Indevus shall invoice such shipping costs to Orion and Orion shall pay such documented costs in accordance with the provisions of Sections 8.2 and 8.3.

6.6	Failure to Take Delivery. Orion shall provide Indevus with not less than [***] prior written notice, or as close thereto as reasonably possible, if it will not take delivery of any Bulk Drug Product and Insertion Tools at the Facility on the scheduled delivery date. Notwithstanding the foregoing, if Orion or its designee fails to take delivery of any Bulk Drug Product and Insertion Tools at the Facility within [***] Business Days from the scheduled delivery date, Orion shall be invoiced on the last day of each month for administration and storage costs. For all such undelivered Bulk Drug Product and Insertion Tools, Orion agrees that: (a) Orion has made a fixed commitment to purchase such Bulk Drug Product and Insertion Tools, (b) risk of ownership for such Bulk Drug Product and Insertion Tools passes to Orion, (c) such Bulk Drug Product and Insertion Tools shall be on a bill and hold basis for legitimate business purposes, (d) Indevus shall have the right to ship the Bulk Drug Product and Insertion Tools to Orion within [***] months after the scheduled delivery date, and (e) Orion will be responsible for the Supply Price for such Bulk Drug Product and any shipping costs incurred by Indevus.

6.7

Inventory. In order to secure the availability and timely delivery of the Bulk Drug Product and Insertion Tools to Orion, commencing during the second (2nd) Calendar Quarter of the first Rolling Forecast in which such Calendar Quarter occurs after the launch date of Licensed Product for the Initial Indication in the Major European Countries, Indevus undertakes to use Commercially Reasonable Efforts to keep at all times, at its sole cost, expense and responsibility, in its premises inventory of Bulk Drug Product and Insertion Tools in accordance with this Section 6.7. The quantities of Bulk Drug Product and Insertion Tools to be held as inventory by Indevus shall correspond to

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the quantities of Bulk Drug Product and Insertion Tools forecasted for the [***] of each Rolling Forecast that is submitted by Orion to Indevus immediately prior to the then current Rolling Forecast. Unless and until Marketing Authorisation in the Territory is obtained for [***] month dating with respect to Bulk Drug Product (a) such inventory shall not be required to meet the shelf life requirements set forth in Section 6.8 (but shall be as long as reasonably possible under the circumstances); and (b) such inventory shall be included in the Firm Commitment portion of the Rolling Forecast (and be shipped in fulfilment of the corresponding Purchase Order), as the second Calendar Quarter rolls to the first Calendar Quarter in the updated Rolling Forecast. For the avoidance of doubt, the Parties expressly agree that the costs and expenses incurred by the Indevus as result of keeping such inventory shall be deemed already included in the Supply Price.

6.8	All Bulk Drug Product and Insertion Tools supplied by Indevus hereunder shall (a) be manufactured at the Facility or, if applicable, the Subcontracting Manufacturer and (b) except Bulk Drug Product that constituted inventory held in accordance with Section 6.7, have a remaining shelf life of at least [***] of the total shelf life .

6.9	Change Management.

6.9.1	Change Required by Indevus. If Indevus wishes or is required by the FDA to make a change to the specifications of the Bulk Drug Product or Insertion Tools, the manufacturing process, or the Facility, in each case which may have an impact on the Marketing Authorizations in any countries of the Territory (“US Change Request”), Indevus shall provide Orion the necessary information in a mutually agreed upon format for Orion’s annual report and Orion will submit such information to the appropriate Regulatory Authorities in the Territory along with any other necessary regulatory filings. Orion shall be responsible for any related filings required by any Regulatory Authority in the Territory and Indevus will reasonably assist Orion to meet the respective governmental and/or regulatory requirements which, in Indevus’ judgment, must be fulfilled before implementation of the respective change.

6.9.2	Change Required by Orion. If a Regulatory Authority in the Major European Countries requires a change to the specifications, the manufacturing process, the Facility or any other aspects with respect to the Bulk Drug Product (“Territory Change Request”), Orion shall submit to Indevus in writing and in English details of the requested change. Indevus shall review such Territory Change Request and provide Orion with a summary of its likely effect on Indevus’ production systems, the capital equipment and/or costs necessary to implement such a change as well as any impact on the Supply Price, if any. If Indevus believes that meetings should be held with a Regulatory Authority in the Territory regarding the basis of such Territory Change Request, Orion will not unreasonably withhold its consent to do so and Indevus will be included in all such meetings. Indevus will use Commercially Reasonable Efforts to implement the Territory Change Request.

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6.9.3	Costs. [***] shall bear all costs arising from and associated with implementing a US Change Request, except to the extent any such costs would otherwise have been incurred by [***] in connection with its commercialization of Licensed Product in the Field in the Territory hereunder, and [***] shall bear all costs arising from and associated with implementing a Territory Change Request except such changes that are primarily intended to benefit the Facility or the manufacturing process.

6.10	Facility Inspection. During the Agreement Term, Orion is entitled upon prior written notice, not more than once per Calendar Year, to visit Indevus, its Affiliates or Third Party manufacturer of Compound and carry out in a reasonable manner audits of the Facility in which the Bulk Drug Product is manufactured to verify compliance with cGMP and with Indevus’ obligations under this Agreement. Such visits shall be arranged during normal working hours within two (2) weeks from the date of Orion’s notice. For purposes of such audits, Indevus undertakes to co-operate in good faith with Orion and provide Orion with such manufacturing and quality control records relating to the Bulk Drug Product and/or Insertion Tools, which Orion may reasonably request to verify such compliance. Orion shall indemnify and hold harmless Indevus for any action or activity of such representatives while on Indevus’ premises in accordance with this Agreement, except to the extent resulting from Indevus’ negligence or willful misconduct. In the event of a safety or health or other emergency related to the Product, Indevus shall use Commercially Reasonable Efforts, in good faith and commensurate with the urgency of the circumstances, to allow Orion to initiate any inspection under this Section 6.10 (which shall be in addition to any annual inspection referred to in the first sentence of this Section 6.10) upon forty-eight (48) hours notice during regular business hours. Indevus shall use Commercially Reasonable Efforts to permit Orion to have the same rights, subject to the same obligations, set forth in this Section 6.10 with respect to the Facility in which the Insertion Tools are manufactured.

6.11	Packaging and Labeling. Orion shall be solely responsible for Final Packaging, at its own cost and expense, and for ensuring that all Final Packaging, labels and labelling, including the package make-up, package inserts and other elements relating to packaging, labels and labelling, as well as all promotional materials, comply with all applicable laws and regulations in the Territory. Orion will establish, update as necessary and implement processes and procedures designed to ensure that all Licensed Product used or sold in the Territory are labeled and packaged in accordance with the applicable Marketing Authorisations and laws and regulations of each country or other jurisdiction in the Territory, and shall bear all costs relating thereto. Without limiting the generality of the foregoing, Orion shall, at its own cost and expense, conduct readability testing of the patient information leaflet in accordance with applicable laws and regulations.

7.	UP-FRONT AND MILESTONE PAYMENTS

As consideration to Indevus for the rights granted to Orion hereunder, Orion shall make the following payments to Indevus:

7.1	Up-front Payment. Orion shall pay Indevus an up-front, non-refundable and non-creditable payment of US$7,000,000 on the Date of Agreement by wire transfer of immediately available funds.

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7.2	Milestone Payments. Orion shall pay Indevus the following non-refundable and non-creditable milestone payments, contingent upon occurrence of the specified event, and payable the first time such milestone is achieved, with respect to Licensed Product for the Initial Indication:

7.2.1	US$2,800,000 upon Marketing Authorization in all of the following countries (a) the [***]; provided, however, that in the event Marketing Authorization is obtained in some, but not all of the foregoing jurisdictions/countries, Orion shall pay Indevus US$560,000 upon receipt of Marketing Authorization in each of the jurisdictions/countries listed in (a) through (e) of this subsection 7.2.1. For the avoidance of a doubt, the Parties understand and agree that (A) [***] shall be interpreted as one country for purposes of determining whether Marketing Authorization has been obtained in such country/jurisdiction in accordance with the foregoing clause of this Section 7.2.1; and (B) in the event that Marketing Authorization is obtained in any of [***], Orion shall pay Indevus US$186,667 for each of such countries in which such Marketing Authorization is obtained;

7.2.2	US$2,800,000 upon the first achievement of annual Net Sales in the Territory of [***];

7.2.3	US$2,800,000 upon the first achievement of annual Net Sales in the Territory of [***];

7.2.4	US$2,800,000 upon the first achievement of annual Net Sales in the Territory of [***]; and

7.2.5	US$2,800,000 upon the first achievement of annual Net Sales in the Territory of [***].

Orion shall notify Indevus in writing of the achievement of the milestones set forth in Section 7.2.1 within ten (10) Business Days after the achievement thereof and of the achievement of any of the milestones relating to Net Sales within ten (10) Business Days after Orion’s determination of the achievement thereof, but in any event not later than thirty (30) days after the end of the Calendar Quarter in which such Net Sales milestone(s) are achieved. Not later than within five (5) Business Days from the date of such notice, Orion shall make the applicable milestone payment to Indevus by wire transfer of immediately available funds. The Parties acknowledge and agree that achievement of any of the milestones set forth above relating to Net Sales (and, accordingly, payment of the applicable milestone payment) may occur during the same Calendar Year as achievement of

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any other milestone relating to Net Sales (and payment of such applicable milestone payment). Notwithstanding the termination or expiration of this Agreement, any Net Sales by Orion permitted under this Agreement after the effective date of such termination or expiration shall continue to be included in Net Sales for the purposes of determining the achievement of the milestones set forth above relating to Net Sales.

7.3	Indevus shall receive the full amount of the up-front payment required by Section 7.1 and the milestone payments required by Section 7.2, without any deduction for taxes (including withholding taxes), duties or other amounts assessed thereon.

7.4	Reports. Commencing with respect to the Calendar Quarter in which the First Commercial Sale of Licensed Product occurs and ending with respect to the last Calendar Quarter in which there were Net Sales in the Territory, Orion shall furnish to Indevus a written report for each Calendar Quarter showing (a) gross sales and Net Sales of Licensed Product in the Territory, broken down by country, during such Calendar Quarter (including a detailing of all deductions taken in the calculation of Net Sales) in each country’s currency, and (b) the applicable exchange rate to convert from each country’s currency to United States Dollars. The conversion to United States Dollars shall be calculated on a monthly basis using the arithmetic averages of the closing conversion rates on the first and last Business Day of such month in the Calendar Quarter, as published by The Wall Street Journal, Eastern edition (if available), or any other publication as agreed to by the Parties. Reports under this Section 7.4 shall be due on the twentieth (20th) day following the close of each Calendar Quarter. Orion shall keep complete and accurate records in sufficient detail to properly reflect gross sales and Net Sales.

7.5	Audits. Upon the written request of Indevus, Orion shall permit an independent certified public accounting firm of nationally recognized standing selected by Indevus and reasonably acceptable to Orion, to have access during normal business hours at times mutually convenient to the Parties and upon reasonable notice to Orion to such of the records of Orion as may be reasonably necessary to verify the accuracy of the reports provided under Section 7.4 for any Calendar Year (or portion thereof) ending not more than [***] prior to the date of such request. The accounting firm shall disclose to Indevus only whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Net Sales, and the resulting effect of such calculations on any amounts payable by Orion under this Agreement) and such other information that should properly be contained in a report required under this Agreement.

7.5.1	If such accounting firm concludes that additional payments were owed during such period, Orion shall pay the additional payments, together with interest thereon as set forth in Section 8.3, within ten (10) Business Days of the date Indevus delivers to Orion such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Indevus; provided, however, that if an error in favor of Indevus in the payment of a milestone payment is discovered of more than [***] as a result of Orion’s errors in calculating Net Sales (including if a payment should have been but was not paid), then the fees and expenses of the accounting firm shall be paid by Orion.

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7.5.2	Indevus shall treat all financial information subject to review under this Section 7.5 in accordance with the confidentiality provisions of this Agreement, subject to The Council’s related rights under the Population Council Agreement.

7.5.3	Orion acknowledges and agrees that it has been provided with a copy of the Population Council Agreement, and agrees to comply with, and to enable Indevus to comply with, the provisions of Section 5(e) of the Population Council Agreement with respect to the audit and other rights of The Council to verify the information required to be provided by Indevus to The Council under the Population Council Agreement.

8.	SUPPLY PRICE AND PAYMENTS

8.1	The initial Supply Prices for all Bulk Drug Product and Insertion Tools supplied hereunder are as set forth on Schedule 8.1, and are subject to the following:

8.1.1	For purposes of calculating the applicable Supply Price, only the quantities of Bulk Drug Product (and not the quantities of Insertion Tools) purchased hereunder shall be used.

8.1.2	With respect to units of each Batch of Bulk Drug Product purchased hereunder that are required by the Marketing Authorisations to be used as Test Samples and are not used for commercial sale, the Supply Price for such units of Bulk Drug Product shall be [***] per unit.

8.1.3	The Supply Prices shall be fixed until the end of the Calendar Year ending December 31, 2008; thereafter, on January 1 of each Calendar Year, the Supply Prices may be adjusted on an annual basis, to reflect the total actual percentage change in the Producer Price Index since the most recent price adjustment, or in the case of an initial adjustment, since the Date of Agreement. Indevus shall provide Orion with a written notice of any such adjustment to the Supply Prices for a particular Calendar Year by not later than January 31 of such Calendar Year, if any.

8.2

Invoices. Unless otherwise agreed by the Parties, Orion shall be invoiced at the applicable Supply Price at the time of or promptly after shipment by Indevus. For invoices during any particular Calendar Year, the Supply Price shall be calculated on a cumulative basis based on the quantities of Bulk Drug Product shipped during that Calendar Year up to and including Bulk Drug Product purchased under the Purchase Order for which the calculation is being made, provided, however, that within sixty (60) days after the end of each Calendar Year, Indevus shall calculate the actual Supply Price for such Calendar Year based on a calculation of the total quantities of Bulk Drug Product purchased for that Calendar Year and the applicable Supply Price for such quantities of Bulk Drug Product in accordance with Schedule 8.1 and Indevus shall, at its option, either refund to Orion within ten (10) Business Days after such reconciliation

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or credit against future purchases of Bulk Drug Product any amounts due Orion for any excess payment of the Supply Price. To the extent applicable, any documented shipping costs incurred by Indevus shall be included in the invoice in addition to the Supply Price.

8.3	Payments. Orion shall pay the Supply Price (and, if applicable, any shipping costs) within sixty (60) days from the date of Indevus’ invoice. All payments required by this Agreement shall be made in United States dollars. In the event of any late payment of any payment due hereunder, the amount of the late payment shall bear interest at the Prime Rate commencing on the date such payment is due until such date as the payment is made. “Prime Rate” for purposes of this Section 8.3 shall mean the prime rate of Citibank, N.A. in New York, New York as published in the Wall Street Journal computed on a daily basis and shall change when and as the Prime Rate changes.

8.4	Taxes. Any and all payments by Orion to or for the account of Orion under this Agreement shall be made without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed, assessed, levied or collected by any taxing authority within the Territory (the “Taxes”), if any; provided that, if Orion shall be required by law to deduct any Taxes from any such payments: (a) the sum payable to Indevus shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Indevus receives an amount equal to the sum it would have received had no such deductions been made; (b) Orion shall make such deductions; (c) Orion shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; and (d) Orion shall furnish to Indevus the original, or a certified copy, of a receipt evidencing payment thereof.

9.	QUALITY OF BULK DRUG PRODUCT

9.1	Indevus represents and warrants that (i) all Bulk Drug Product and Insertion Tools supplied to Orion shall have been manufactured in conformance with cGMPs and Indevus’ testing criteria with respect to the Bulk Drug Product as set forth in Schedule 9.1 (the “Indevus Testing”) and (ii) the Indevus Testing shall be consistent with the testing requirements of the Marketing Authorisations (the “Agreed Quality”), provided, however, that the Parties agree and acknowledge that (a) the Indevus Testing shall not constitute the full testing requirements of the Marketing Authorisations and (b) Orion (and not Indevus) shall be responsible for release and acceptance of the Bulk Drug Product and Insertion Tools supplied hereunder for the Territory, Final Packaging of the Licensed Product for the Territory and final quality control of the packed, Final Packaging of the Licensed Product for the Territory; and (iii) the Bulk Drug Product and Insertion Tools, when delivered to the carrier, shall conform to all covenants and obligations of Indevus contained in this Agreement.

9.2

THE LIMITED WARRANTIES SET FORTH IN SECTION 9.1 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT

FOR THE WARRANTIES EXPRESSED IN SECTION 9.1, INDEVUS MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MANUFACTURING OR THE BULK DRUG PRODUCT AND INSERTION TOOLS.

9.3	To the extent required under applicable laws and regulations, the Parties shall enter into a separate quality assurance agreement reflecting the Parties’ respective obligations (the “Quality Agreement”), such agreement to be entered into prior to the first delivery of Bulk Drug Product and Insertion Tools under this Agreement.

9.4	Indevus shall for each Batch of Bulk Drug Product and Insertion Tools supplied furnish Orion with a certificate of analysis and such other information and documentation as may be agreed to between the Parties in the Quality Agreement, based on the level of testing as may be agreed between the Parties.

9.5	Stability Testing. Indevus shall conduct, at its cost, post-registration stability studies on the first [***] Bulk Drug Product Batches, and continuing stability studies during the period of the manufacture pursuant to this Agreement, as may be required from time to time under applicable laws, regulations and guidelines, including cGMP.

9.6	Acceptance and Release. Orion shall be responsible for the release and acceptance of all Bulk Drug Product and Insertion Tools supplied hereunder in accordance with the provisions of this Section 9.6.

9.6.1	Inspection, Testing and Notice. Upon receipt by Orion of Bulk Drug Product and/or Insertion Tools from Indevus, Orion shall (a) within thirty (30) days, inspect such Bulk Drug Product and/or Insertion Tools for damages, shortage and, as far as reasonably practicable, any other reasonably discernible defects, and (b) within fifty (50) days, perform (or have performed) such quality control testing on the Bulk Drug Product and/or Insertion Tools as is required to be performed by Orion under the Quality Agreement and in order to determine whether the Bulk Drug Product and/or Insertion Tools conforms to the Agreed Quality. Orion shall notify Indevus of (a) any such damages, shortage and other reasonably discernible defects discovered by Orion promptly following Orion’s discovery thereof, but in any event within such thirty (30) day period, and (b) any non-conformance with the Agreed Quality discovered by Orion promptly following Orion’s discovery thereof, but in any event within such fifty (50) day period. Failure to deliver notice of acceptance or rejection of the Bulk Drug Product and/or Insertion Tools within the applicable periods shall be deemed to be acceptance of such Bulk Drug Product and/or Insertion Tools. In the case of Bulk Drug Product or Insertion Tools with latent defects, Orion shall notify Indevus of any such latent defects discovered by Orion promptly, but in any event within thirty (30) days following Orion’s discovery thereof.

9.6.2

Defective Products. Any claims by Orion regarding such Bulk Drug Product and/or Insertion Tools shall specify in reasonable detail the nature and basis for the claim and cite relevant Indevus’ Batch control numbers or other information to enable specific identification of Bulk Drug Product and/or Insertion Tools

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involved. Orion shall also provide Indevus with an opportunity to inspect and test such Bulk Drug Product and/or Insertion Tools. Indevus agrees to review any written claim made by Orion regarding the quality of the Bulk Drug Product and/or Insertion Tools and provide Orion with the results of such review within thirty (30) days after Indevus’ receipt of such written claim and, if applicable, inspection and testing of such Bulk Drug Product and/or Insertion Tools. If such review and testing by Indevus confirms that a claimed quantity of Bulk Drug Product and/or Insertion Tools is damaged, non-conforming or otherwise defective, Orion shall have the right to reject such batch of Bulk Drug Product and/or Insertion Tools, and shall at Indevus’ expense dispose of or deliver such quantity involved to such destination as Indevus shall direct in writing, provided that such directions are in compliance with applicable environmental laws and regulations. In such event, Indevus shall at Orion’s option, either (a) make a replacement delivery of conforming Bulk Drug Product and/or Insertion Tools free of charge as soon as reasonably practicable, provided that if sufficient quantities of Bulk Drug Product are then held in inventory in accordance with Section 6.7, such replacement delivery shall be made within thirty (30) days from the receipt of Orion’s notice (provided that in such event, the quantities of inventory of Bulk Drug Product required to be held for the applicable Calendar Quarter by Indevus under Section 6.7 shall be reduced by the quantities delivered in the replacement delivery hereunder), or (b) credit Orion’s account in the amount of any Supply Price payments already made for such non-conforming Bulk Drug Product and/or Insertion Tools.

9.6.3

Disputed Claims. If the Parties hereto fail to agree as to whether a delivered quantity of Bulk Drug Product and/or Insertion Tools is damaged, non-conforming, or otherwise defective, then the Parties agree to have the Batch in dispute tested and further analysed by an independent testing laboratory in the European Union selected by agreement between the Parties, or lacking such agreement, appointed by the Finnish Central Chamber of Commerce. Should said laboratory’s testing determine that delivered Bulk Drug Product and/or Insertion Tools is damaged, non-conforming, or otherwise defective or does not comply with the Agreed Quality, then their decision shall be deemed final as to any dispute over Bulk Drug Product and/or Insertion Tools quality and in such case Indevus shall bear all costs for the independent laboratory testing, and then Orion shall have the right to reject such batch of Bulk Drug Product and/or Insertion Tools. In such event, Indevus shall at Orion’s option, either (a) make a replacement delivery of conforming Bulk Drug Product and/or Insertion Tools free of charge as soon as reasonably practicable, provided that if sufficient quantities are then held in inventory in accordance with Section 6.7, such replacement delivery shall be made within thirty (30) days after the receipt of Orion’s notice (provided that in such event, the quantities of inventory required to be held for the applicable Calendar Quarter by Indevus under Section 6.7 shall be reduced by the quantities delivered in the replacement delivery hereunder) or (b) credit Orion’s account with the amount of any Supply Price payments already made for such non-conforming Bulk Drug Product and/or Insertion Tools. Orion shall dispose of or deliver such non-conforming quantity at Indevus’ expense in such way and to such destination as Indevus shall in writing direct provided that such directions are in compliance with applicable environmental laws and regulations. However, if said quantity of Bulk Drug Product and/or Insertion Tools is determined by said independent laboratory not to be damaged, non-conforming, otherwise defective or not in compliance with the Agreed Quality, then Orion shall bear all costs of the independent laboratory testing and disposal of such products.

10.	MARKETING

10.1	Marketing, Distribution and Sales.

10.1.1	Orion agrees to use Commercially Reasonable Efforts to promote, market, distribute and sell the Licensed Product for the Initial Indication in the Territory under the Trademark.

10.1.2	Orion shall:

(a)	launch Licensed Product for the Initial Indication in the Major European Countries within [***] after Marketing Authorization has been obtained in any of the Major European Countries and a tender has been won by Orion, in cases of tender business countries of the Major European Countries, provided, that if Orion is unable to launch by such date because Indevus failed to supply on the requested delivery date Bulk Drug Product and Insertion Tools that were subject to a Firm Commitment portion of a Rolling Forecast and Purchase Order submitted hereunder, such period shall be extended by the period of time equal to the period of the supply delay. For the avoidance of a doubt Parties understand and agree that if the Marketing Authorizations in some of the Major European Countries have been granted prior to the Date of Agreement, then Orion shall launch Licensed Product for the Initial Indication in such countries within [***] from the Date of Agreement and a tender has been won by Orion, in cases of a tender business country;

(b)	submit an MAA with respect to Licensed Product for the Initial Indication in the countries and jurisdictions not subject to the MRP within [***] after the Date of Agreement, if commercially feasible, provided, that if Orion is unable to submit an MAA by such date because Indevus failed to provide Orion with required and requested Data in accordance with Section 3.2, such period shall be extended by the period of time equal to the period of the delay in providing such Data;

(c)	expend, in connection with launch and marketing of Licensed Product in the Territory, such amounts as are commercially reasonable in connection with the marketing and promotion of Licensed Product in the

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Field in the applicable countries, with the objective of promoting the therapeutic profile and benefits of Licensed Product in a commercially beneficial manner and, in any event, not less than the amounts spent by Orion in the corresponding countries with respect to the marketing and promotion of the product listed on, and any product deemed under Section 2.5 to be added to, Schedule 1.15; and

(d)	provide Indevus with an annual written report and confer with Indevus at least half-yearly (if not at an Oversight Committee meeting) to summarize and update the status of Orion’s regulatory and commercialization efforts and activities with respect to Licensed Product in the Territory.

10.2	Marketing Plans. Orion agrees to prepare and provide Indevus with an annual marketing plan for the Territory for the following Calendar Year by December 1 of each year. Indevus shall provide Orion with a copy of its annual marketing plan for the United States for the following Calendar Year by the end of September of each year.

10.3	Licensed Product Training. At such times and dates as shall be mutually agreed by the Parties, Indevus shall provide, for up to three (3) Business Days at Indevus’ offices in the United States, access to a reasonable number of Indevus’ sales training and marketing personnel to assist and advise key Orion marketing and medical personnel (Global Brand Manager, Medical Marketing Advisor, MRP phase I regional Marketing Representatives (UK, Germany, Scandinavia) as to the marketing and promotion of Licensed Product for the Initial Indication in the United States, including medical/scientific/marketing profiling of Licensed Product for the Initial Indication (US marketing plan), training concept, market and key medical advisor feedback, and sales process, provided that Orion shall be responsible for all its travel and other costs relating thereto.

10.4	Marketing Materials.

Within thirty (30) days from the Date of Agreement, Indevus shall provide Orion with names of its key medical advisors with respect to the Initial Indication in US and in the Territory.

During the Agreement Term, Indevus shall provide Orion as reasonably requested by Orion, with copies of all market research conducted by Indevus with respect to Licensed Product for the Initial Indication in the United States, Licensed Product scientific/ marketing slide sets, marketing materials (including detail aids) and training materials, in written form (either electronic or hard copies) All of materials and information shall constitute Indevus’ Proprietary Information.

10.5	Minimum Requirements.

10.5.1

Subject to the provisions of Section 10.5.2, during each Calendar Year set forth on Schedule 1.42 (each, a “Requirement Year”) Orion shall submit Purchase Orders for at least the number of units of Bulk Drug Product set forth on

Schedule 1.42 with respect to the applicable Calendar Year. If Orion does not satisfy such Minimum Requirement during any Requirement Year, [***] (the “Payment Date”), Orion shall pay Indevus an amount (the “Minimum Requirement Payment”) [***] subject to the provisions of Section 10.5.2 and 10.5.3.

10.5.2	Notwithstanding the provisions of Section 10.5.1, in the event of a Sales Critical Product Event in any Requirement Year, Orion shall notify Indevus in writing of such Sales Critical Product Event within twenty (20) Business Days of its knowledge thereof and the Parties shall thereafter within sixty (60) days negotiate in good faith to determine whether any adjustment, suspension, or termination of the Minimum Requirement obligation for such Requirement Year (or any future Requirement Years) should be effected, based on an analysis of relevant factors at that time, including the nature and timing of the Sales Critical Product Event and the significance and expected duration of the impact of the Sales Critical Product Event on Licensed Product for the Initial Indication in the Territory; provided, however, that in the event of a Sales Critical Product Event specified in Section 1.60(b) or 1.60(f), the Minimum Requirement shall be suspended for the duration of the applicable Sales Critical Product Event, and provided, further, that in the event of a Sales Critical Product Event specified in Section 1.60(b), the amount of the suspension of the Minimum Requirement during the duration of such Sales Critical Product Event shall be calculated based on [***] that are subject to such recall or withdrawal of Licensed Product.

10.5.3	If, (a) as a result of the negotiations provided for in Section 10.5.2, the Parties agree prior to the Payment Date for a particular Requirement Year to adjust the Minimum Requirement for such Requirement Year, or (b) an automatic suspension is required by Section 10.5.2, the payment required to be made by Orion on the Payment Date for such Requirement Year shall give effect to the revised or suspended Minimum Requirement. If, as a result of the negotiations provided for in Section 10.5.2, the Parties are unable to reach agreement prior to the Payment Date for a particular Requirement Year as to whether there should be an adjustment to the Minimum Requirement for such Requirement Year, or as to the amount of any such adjustment, the payment required to be made by Orion on the Payment Date for the applicable Requirement Year shall be the payment that is provided for under Section 10.5.1; provided, however, that if as a result of any subsequent resolution of the disputed issue, whether between the Parties or as a result of the dispute resolution provisions of this Agreement, the Minimum Requirement for such Requirement Year is reduced, Indevus shall credit Orion with the amount of any excess payment made by Orion under Section 10.5.1 within ten (10) Business Days from an agreement or a resolution of the issue.

10.6	Trademarks.

10.6.1	Indevus hereby grants to Orion an exclusive right and license to use the Trademark during the Agreement Term in connection with the marketing, sale,

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advertising and promotion of Licensed Product in the Field in the Territory. Orion will use Commercially Reasonable Efforts to use the Trademark “VANTAS®” on and in connection with the commercialization of Licensed Product for the Initial Indication in the Territory. However, if it is determined that it is not possible, or if the Parties mutually determine that it is not advisable or desirable, to use the Trademark “VANTAS®” in connection with the commercialization of Licensed Product for the Initial Indication in any country in the Territory, the Parties shall mutually agree on an alternate appropriate trademark for adoption in the Territory that is possible, advisable and desirable and, if selected, such alternate trademark shall, for purposes of this Agreement, be deemed the Trademark.

10.6.2	Indevus shall be responsible for the registration and maintenance of the Trademark which Orion employs in connection with the commercialization of Licensed Product in the Field in the Territory. Indevus shall own and control the Trademark and bear all relevant costs relating thereto. If necessary to permit Orion to use the Trademark, Indevus shall make application to register Orion as a permitted user or registered user of the Trademark.

10.6.3	Orion recognizes the ownership by Indevus of any proprietary Indevus name or Trademark furnished by Indevus for use in connection with the marketing, sale or distribution of Licensed Product. Except for the rights specifically granted to it under this Agreement, neither Orion nor any of its Affiliates or Marketing Distributors shall, either while this Agreement is in effect, or at any time thereafter, register, use or challenge or assist others to challenge the Trademark or attempt to obtain any right in or to any such name or trademarks with respect to any product confusingly similar to Licensed Product as defined in this Agreement or any other goods and products, notwithstanding that such goods or products have a different use or are dissimilar to Licensed Product as defined in this Agreement. Neither Party shall commercialize or permit another to commercialize in the Territory, any product (other than, under this Agreement, Licensed Product in the Field) under the Trademark or any confusingly similar trademark.

10.6.4	Subject to compliance with applicable laws and regulations, (a) Orion shall not modify or alter the Trademark or do anything which might reasonably be expected to damage the Trademark and (b) Orion shall use the Trademark only as agreed upon with Indevus in writing.

10.6.5

Orion shall promptly notify Indevus of any actual, alleged or threatened infringement of the Trademark or of any unfair trade practices, trade dress limitation, passing off of counterfeit goods, or similar offenses known to Orion. Indevus shall have the first right to determine in its discretion whether to and to what extent to institute, prosecute and/or defend any action or proceedings involving or affecting any rights relating to the Trademark in the Territory. Upon Indevus’ reasonable request, Orion shall cooperate with and assist Indevus, at Indevus’ cost, in any of Indevus’ enforcement efforts with respect to the Trademark in the Territory. If Indevus determines not to take action against any actual or suspected infringement of the Trademark in the Territory within sixty

(60) days after having become aware of such infringement, then Orion shall have the right, but not the obligation, to bring or assume control of any action against the allegedly infringing Third Party as Orion determines in its sole discretion. In the event that Orion brings or assumes control of any such action, then Indevus agrees to reasonably assist Orion in connection therewith. However, Orion may not enter into a settlement with such Third Party without the prior written consent of Indevus, which consent may not be unreasonably withheld or delayed. Any damages or other monetary awards recovered pursuant to this Section 10.6.5 shall be allocated first to the costs and expenses of the Party bringing or maintaining the defense of such suit, then to the costs and expenses, if any, of the other Party. In the event that Indevus brings such action, [***] of any amounts remaining shall be payable to Indevus and the remaining [***] to Orion; in the event that Orion brings such action, [***] of any amounts remaining shall be payable to Orion and the remaining [***] to Indevus.

10.6.6	Except for the licenses granted by Indevus to Orion under this Agreement, Orion shall not acquire any right, title, or interest in any trademark, trade name, logo or trade dress of Indevus by reason of this Agreement. Orion acknowledges that all use of any of Indevus’ trade names, trademarks and logos and all of the goodwill associated therewith shall inure solely to Indevus’ benefit.

10.7	Domain Names. Except as set forth in this Section 10.7, Indevus shall be responsible for the registration, hosting, maintenance, costs and defense of the Domain Names. For the avoidance of doubt, Indevus is allowed to register in its own name, to host on its own servers, maintain and defend the Domain Names and use them for websites. Notwithstanding the foregoing, Orion shall have the right at all times to host a website based in the Territory, and to control the content of such website, using the Domain Name, in connection with the marketing, sale, advertising and promotion of Licensed Product for the Initial Indication in the Territory. The Parties shall coordinate its activities under this Section 10.7 to ensure regulatory compliance by each Party.

11.	PATENTS

11.1	Filing, Prosecution and Maintenance of Patents. As between the Parties, (a) Indevus shall retain sole ownership of the Indevus Patent Rights and the Indevus Know-How and (b) Indevus shall have the sole right to file, prosecute and maintain the Indevus Patent Rights. Indevus has the obligation to maintain the Indevus Patent Rights in the Territory as long as possible in accordance with applicable laws during the Agreement Term. Indevus shall keep Orion reasonably informed of all material matters relating to the filing, prosecution and maintenance of the Indevus Patent Rights in the Territory and shall timely inform Orion of any Patent included in the Indevus Patent Rights issuing or granting from a patent application filed hereunder.

11.2

Patent Office Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the Indevus

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Patent Rights of which it becomes aware in the Territory. Each Party thereafter shall cooperate with the other with respect to any such patent office proceeding by providing the other with reasonable information or assistance.

11.3	Third Party Infringement of Indevus Patent Rights.

11.3.1	Each Party shall promptly give the other Party notice of any infringement or suspected infringement of any Patent included in the Indevus Patent Rights by a Third Party in the Territory that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party.

11.3.2	Absent a mutual agreement, Indevus shall have the first right, but not the obligation, to commence any form of action or take any such preliminary steps, as are necessary to terminate or prevent such infringement, to initiate and prosecute such legal action at its own expense, and/or to control the defense of any declaratory judgment action relating to the Indevus Patent Rights in the Territory. Indevus shall provide Orion with notice of any such action it commences and apprise Orion of any significant developments in the proceedings. Orion shall reasonably cooperate with Indevus, at Indevus’ cost, including the joining of suit if necessary or desirable and executing all documents reasonably necessary for Indevus to prosecute, defend and maintain such action.

11.3.3	Indevus shall promptly inform Orion if Indevus elects not to exercise such first right, and Orion thereafter shall have the right, but not the obligation, either to initiate and prosecute such action or to control the defense of such declaratory judgment action. If Orion elects to do so, the cost of any course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by Orion, subject to the right to recover such costs pursuant to Section 11.3.5.

11.3.4	For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. The Parties will cooperate with each other in the planning and execution of any such action and will provide each other with any information or assistance that either reasonably may request.

11.3.5	Any recovery obtained by Orion or Indevus (whether by settlement or otherwise) shall be shared as follows:

(a)	the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including attorneys’ fees) incurred in connection with the action;

(b)	the other Party then shall, to the extent possible, recover its costs and expenses (including attorneys’ fees) incurred in connection with the action;

(c)	if Indevus initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be allocated [***] percent to Indevus and [***] to Orion; and

(d)	if Orion initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be allocated [***] percent to Orion and [***] to Indevus.

11.4	Patent Marking. Orion shall mark, and shall require its Affiliates and their respective Marketing Distributors to mark, all Licensed Product sold or distributed pursuant to this Agreement, if applicable, in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and/or sale thereof.

11.5	Ownership of New Inventions. During the Agreement Term, except as otherwise provided in and subject to the terms of this Agreement, the following shall be applicable:

11.5.1	As between the Parties, Indevus shall own and retain all rights, title and interest in all inventions, Improvements, discoveries and know-how covering Licensed Product, including any Indevus Know-How, which are made, conceived, reduced to practice or generated during the Agreement Term solely by Indevus’ employees, agents, or other persons acting under its authority, subject to the license granted to Orion under this Agreement in the Field with respect to Licensed Product in the Territory, and shall have the sole right, at its option and expense, to file, prosecute and maintain any patent application or patent claiming such invention.

11.5.2	As between the Parties, Orion shall own and retain all rights, title and interest in all inventions, Improvements, discoveries and know-how covering Licensed Product, including any Orion Know-How, which are made, conceived, reduced to practice or generated during the Agreement Term solely by Orion’ employees, agents, or other persons acting under its authority, subject to a grant-back license, as defined in Section 2.6, to Indevus under such Orion Patent Rights and Know-How outside the Territory, and shall have the sole right, at its option and expense, to file, prosecute and maintain any patent application or patent claiming such invention.

11.5.3	As between the Parties, they shall each, as to their respective territories, have full rights, title and interest in all inventions, Improvements, discoveries and know-how covering Licensed Product in the Field, which are jointly made, conceived, reduced to practice or generated during the Agreement Term by employees or agents of both of them (“Joint Inventions”). Indevus shall have the sole right, at its option and expense, to file, prosecute and maintain any patent application or patent claiming a Joint Invention.

11.5.4	The terms of Sections 11.5.1, 11.5.2 and 11.5.3 shall apply regardless of whether the development activity resulting in the invention was conducted directly by a Party or by a Third Party (e.g., a contract research organization) on behalf of such Party in accordance with the terms of this Agreement.

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11.6	Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Indevus are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of a right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. Orion, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code in the event of the commencement of a bankruptcy proceeding by or against Indevus under the United States Bankruptcy Code, including, but not limited to, in the event Indevus rejects this Agreement under Section 365 of the United States Bankruptcy Code, the right to treat this Agreement or any agreement supplementary to this Agreement as terminated or to retain its rights under this Agreement or any agreement supplementary to this Agreement. In the event that Orion elects to retain its rights under this Agreement or any agreement supplementary to this Agreement, Indevus shall provide to Orion all intellectual property and all embodiments of such intellectual property within the possession or control of Indevus.

12.	PRODUCT RECALL

12.1	Each Party shall promptly inform the other Party of any notification of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority, which (a) raises any concerns regarding the safety or efficacy of the Licensed Product in the Field, or (b) indicates a reasonable likelihood for a recall or market withdrawal of the Licensed Product in the Field.

12.2	In the event that (a) any Regulatory Authority issues a recall or takes similar action (a “Recall”) in connection with the Licensed Product sold or distributed by Orion in the Territory, or (b) a court of competent jurisdiction orders such a Recall, then Orion shall inform Indevus of such Recall, the Parties shall consult with each other with respect thereto and Orion shall consider in good faith any comments or suggestions of Indevus, provided, however, that nothing herein shall prohibit Orion from initiating or conducting any Recall that it reasonably believes is required in the Territory.

12.3	In the event Orion believes there is a possible safety risk with respect to Licensed Product and, as a result thereof, wishes to cease distribution and/or sales of the Licensed Product in the Territory, it shall inform Indevus of its belief and provide such information with respect thereto as Indevus shall request, and the Parties shall in good faith consider the matter and each others views with respect thereto.

12.4

Except as set forth above, Orion shall have responsibility for and shall make all decisions relating to conducting any Recall mandated by any Regulatory Authority related to Licensed Product in the Field in the Territory and Orion shall undertake such actions in a manner designed to minimize any harm to the marketability of Licensed Product or the reputation of the Parties. At Orion’s request, to the extent a Recall or market withdrawal implicates Bulk Drug Product and/or Insertion Tools supplied by Indevus to Orion, Indevus shall provide reasonable assistance in conducting such Recall or market withdrawal including providing pertinent manufacturing records that Orion may reasonably request to assist in effecting such action. In any event, Orion shall keep Indevus informed with respect to the status of any Recall or market withdrawal in the Territory and Indevus shall have the right to participate, upon its request, in any statements relating to any such Recall or market withdrawal to the extent feasible under the circumstances.

12.5	Except as expressly otherwise provided in this Article 12, Orion shall bear all costs of a Recall, marketing withdrawal or other corrective action with respect to Licensed Product in the Field in the Territory. Notwithstanding the foregoing, Indevus shall bear such costs if such Recall, market withdrawal or other corrective action (a) is attributable to the fault of Indevus; (b) results from the negligence, recklessness or intentional misconduct on the part of Indevus or any of its Affiliates or subcontractors (and not from the negligence, recklessness or omission or intentional misconduct on the part of Orion or any of its Affiliates, sublicensees or Marketing Distributors) or breach of this Agreement by Indevus or its Affiliates or subcontractors (and not from breach of this Agreement by Orion or any of its Affiliates, sublicensees or Marketing Distributors); or (c) is attributable to the failure of Bulk Drug Product and/ Insertion Tools supplied by Indevus to comply with the Agreed Quality.

13.	BACKUP MANUFACTURING RIGHTS

13.1	Appointment of Subcontracting Manufacturer. Indevus reserves for itself the manufacturing rights and know-how in relation to the Licensed Product, but hereby agrees at any time at Orion’s request, to appoint a qualified subcontracting manufacturer (the “Subcontracting Manufacturer”) mutually agreed upon by Orion and Indevus as a back-up manufacturer of the Bulk Drug Product and/or Insertion Tools, provided that, except as specifically set forth in Section 13.3, Orion shall be responsible for and shall pay for all costs (including Indevus’ costs associated with the technology transfer set forth in Section 13.2) associated with establishing, contracting with, qualifying and funding the ongoing operations of such Subcontractor Manufacturer, including the costs of obtaining and maintaining licenses, permits, certifications and approvals, regardless of whether Orion is authorized to purchase Bulk Drug Product and/or Insertion Tools from such Subcontract Manufacturer. Indevus agrees not to unreasonably withhold its consent to the appointment of such Subcontracting Manufacturer in accordance with the terms of this Article 13, provided that Orion shall not be authorized to purchase Bulk Drug Product and/or Insertion Tools from such Subcontract Manufacturer without Indevus’ prior written consent except in the event of and during the period of an Inability to Supply and in any event not unless and until all actions required to have such facility approved by applicable Regulatory Authorities in the Territory shall have been taken.

13.2

Technology Transfer. Indevus shall deposit with or provide the Subcontracting Manufacturer with access to all instructions, software, specifications, data, technology, documentation and materials necessary to manufacture and test of the Bulk Drug

Product and/or Insertion Tools in accordance with the terms of this Agreement. Indevus’ agreement with such Subcontracting Manufacturer must bind the Subcontracting Manufacturer to the same standards and provisions as applicable to the Bulk Drug Product and Insertion Tools supply and manufacturing under and subject to this Agreement. Prior to appointing such Subcontracting Manufacturer Orion shall have a right to review the terms and conditions of Indevus’ agreement with such Subcontracting Manufacturer.

13.3	Inability to Supply. Should Indevus for any reason at any time during the Agreement Term not be able or fail to supply Orion, or determine that it will not be able to supply Orion, with any Bulk Drug Product and/or Insertion Tools for a period [***] (an “Inability to Supply”), Orion shall have the right to request that Indevus use Commercially Reasonable Efforts to transfer the manufacture of the Bulk Drug Product and/or Insertion Tools to the Subcontracting Manufacturer that has been established and qualified in the NDA and/or the Marketing Authorisations and in accordance with the terms of this Agreement as a manufacturer of Bulk Drug Product and Insertion Tools, as soon as reasonably practicable, for the duration of the period of the Inability to Supply. In such event, the out-of-pocket, documented costs incurred by Orion pursuant to Section 13.1 shall be offset against the Supply Price payable by Orion hereunder.

13.4	To facilitate timely supplies of the Bulk Drug Product and Insertion Tools and, as the case may be, an orderly transfer of the manufacturing know-how concerning the Bulk Drug Product and/or Insertion Tools, Indevus, at the request of Orion, undertakes to maintain at its expense a safety stock of the Bulk Drug Product and Insertion Tools for commercial purposes, as set forth in Section 6.7.

14.	FORCE MAJEURE

14.1	Non-performance by a Party of an obligation pursuant to this Agreement or delay in performing same shall not constitute a breach of this Agreement during the period of time when such non-performance or delay is due to force majeure, i.e. any future event or condition, which (a) is caused by or results from causes beyond the reasonable control, and without the fault of the Party affected thereby, and (b) was not known by such Party at the time this Agreement was entered into, including fire, flood, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, or act of God (“Force Majeure”), provided that the Party so prevented from fulfilling its obligations due to Force Majeure has forthwith, and in any event at the latest on the [***] after the commencement of Force Majeure, informed the other Party of the Force Majeure and a bona fide estimate of the duration thereof. The Parties shall discuss in good faith what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution in light of any Force Majeure that continues for at least [***]

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15.	TERM, EXPIRATION AND TERMINATION

15.1	Agreement Term. This Agreement shall become effective on the Date of Agreement and, except as hereinafter provided for in this Section 15, shall continue in effect for a period expiring and terminating fifteen (15) years from the Date of Agreement (“Initial Period”), to be automatically renewed for one (1) year periods (each, a “Renewal Period”) at a time, subject to the right of either Party to terminate this Agreement at any time effective at the end of the Initial Period or any subsequent Renewal Period thereafter with at least six (6) months prior written notice to the other (the Initial Period and any Renewal Period are referred to as the “Agreement Term”).

15.2	Termination by either Party for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the Agreement Term as follows:

15.2.1	If a Party breaches any of its material obligations under this Agreement (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may give written notice of such breach to the Defaulting Party, specifying the nature of the breach and requesting a cure. If the Defaulting Party has not cured such breach within (a) thirty (30) days after notice of such breach is provided by the Non-Defaulting Party to the Defaulting Party, in case such breach is a non-payment of any undisputed amount due under this Agreement (which shall be deemed a breach of a material obligation), and (b) sixty (60) days after notice of such breach is provided by the non-Defaulting Party to the Defaulting Party for other cases of breach. The Non-Defaulting Party shall have the right to terminate this Agreement effective at the end of the (x) thirty (30) day period in case the breach is a non-payment of any undisputed amount due under this Agreement if the Defaulting Party has not cured such breach during such thirty (30) day period, or (y) sixty (60) day period for other cases of breach unless the Defaulting Party cures such breach during such sixty (60) day period, in which case the Agreement may not be terminated.

15.2.2	If the other Party is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee or the like in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other Party, or if the other Party becomes the subject of liquidation or dissolution proceedings, such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

15.3	In the event in Orion’s reasonable judgment the use of Licensed Product for the Initial Indication poses a potential serious risk to public health or there exists a significant concern regarding a patient safety issue that would adversely impact the long term viability of the Licensed Product for the Initial Indication, Orion shall have the right to terminate this Agreement, upon sixty (60) days prior written notice thereof to Indevus, provided, however, that prior to giving such notice, Orion discusses and justifies its belief and the reasons therefor at a meeting of the Oversight Committee.

15.4	Indevus will have the right to terminate this Agreement in its entirety or with respect to the affected countries, by written notice to Orion in the event Orion or any of its Affiliates, sublicensees or Marketing Distributors commences any legal proceeding seeking to challenge or otherwise dispute the validity or ownership of any of the Indevus Patent Rights or any of the claims therein, or knowingly assists any Third Party to do any of the foregoing, which termination shall be effective on the date set forth in such notice.

15.5	In the event Net Sales in the Territory for [***] consecutive Calendar Years or for[***] Calendar Years out of [***] consecutive Calendar Years, in each case commencing during the Calendar Year ending December 31, 2009, do not include the minimum number of units of Licensed Product sufficient to satisfy the applicable Minimum Requirements for each of such Calendar Years, then Orion shall have the right to terminate this Agreement in its entirety by giving at least [***] prior written notice to Indevus.

15.6	Upon the effective date of expiration or termination of this Agreement pursuant to any provision in this Agreement, Orion shall notify Indevus of the amount of Licensed Product Orion, its Affiliates and their Marketing Distributors then have on hand and shall have the right to sell in the Territory (except with respect to any country in the Territory in which Licensed Product has been withdrawn or there is no Marketing Authorization), its remaining stock of Licensed Product for the Initial Indication for a period ending upon the earlier of: (a) Orion’s, its Affiliates’ and their Marketing Distributors’ sale of all such Licensed Product in their possession on the date of termination of this Agreement, or (b) six (6) months after such termination, and the terms and conditions of this Agreement shall apply, as applicable to such Licensed Product so sold. Indevus hereby grants a non-exclusive license to Orion solely as reasonably necessary to sell such Licensed Product for the Initial Indication in the Territory, subject to payment of all related amounts due under this Agreement. Any remaining quantities of Licensed Product not sold during this period shall be destroyed by Orion at Orion’s cost.

15.7

Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise. Termination or expiration of this Agreement, for whatever reason, shall be without prejudice to any rights, claims or obligations of either Party which have accrued prior to, or become due at the date of such expiration or termination. Payments of amounts owing to Indevus or Orion under this Agreement as of its expiration or termination shall be due and payable either (a) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, within ten (10) Business Days after the date of such expiration or termination, or (b) to the extent such amounts cannot be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, ten (10) Business Days after the date in which such amounts can be calculated and a fixed sum determined. In the event that any of the milestones linked to Net Sales are achieved during the Calendar Year in which expiration or termination of this Agreement occurs, but after the effective date of such expiration or termination, or during the non-exclusive

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license period referred to in Section 15.6, Indevus shall be entitled to the applicable milestone payment, if achieved by Orion, based on the portion of such Calendar Year completed prior to the effective date of such expiration or termination or the expiration of such non-exclusive license period, as applicable.

15.8	Survival. In addition to any other provisions of this Agreement which by their terms continue after the termination or expiration of this Agreement, Articles 15 through 18, 20 through 25 and 28 shall survive and continue in full force and effect notwithstanding such termination or expiration in accordance with their respective terms. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

15.9	Effect of Expiration or Termination

15.9.1	In the event of any termination of this Agreement the following shall be applicable: (a) all licenses granted hereunder with respect to the Indevus Proprietary Rights and the Trademark shall immediately cease except as provided in Section 15.6; and (b) Orion shall promptly transfer and return to Indevus copies of all Indevus Proprietary Rights and all relevant records and materials in Orion’s possession or control containing Proprietary Information of Indevus (provided that Orion may keep one copy of such Proprietary Information of Indevus for archival purposes only).

15.9.2	In the event of termination of this Agreement by Orion under [***] at Indevus’ request, Orion shall at Indevus’ request, (a) transfer to Indevus ownership of, and assign to Indevus all of its right, title and interest in and to, any MAAs, Marketing Authorizations and any other regulatory filings owned or controlled by Orion or its Affiliates and relating to Licensed Product in the Territory; (b) assign to Indevus any Orion Patent Rights, provided that if any Orion Patent Rights include claims that cover products in addition to the Licensed Product, in lieu of assignment of such Orion Patent Rights Orion shall grant Indevus an exclusive royalty-free fully paid-up license to and under such Orion Patent Rights to the extent reasonably necessary for Indevus’ development and commercialization of Licensed Product; and (c) grant Indevus a sole royalty-free, fully paid-up license under any Orion Know-How, to the extent reasonably necessary for Indevus’ development and commercialization of the Licensed Product. In addition to any other payment obligations provided for hereunder, Orion shall pay Indevus not later than the effective date of such termination, the then current Supply Price for all Bulk Drug Product and Insertion Tools that were subject to a Firm Commitment portion of a Rolling Forecast or Purchase Order provided by Orion hereunder and/or that constitute inventory held in accordance with Section 6.7.

15.9.3

In the event of termination of this Agreement by Orion under [***] Orion, if requested by Indevus, shall grant Indevus an non-exclusive worldwide license to and under any Orion Patent Rights and Orion Know-How, including any MAAs, Marketing Authorizations and any other regulatory filings owned or controlled by

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Orion or its Affiliates and relating to Licensed Product in the Territory, to the extent necessary for Indevus’ development and commercialization of the Compound and Licensed Product subject to the immediately following sentence. Any such license will include a commercially reasonable transfer price payment or royalty for use of Orion Patent Rights and Orion Know-How, royalty for use of the Trademark that was used by Orion in the Territory in the event Indevus elects to use the same Trademark in connection with the commercialization of Licensed Product for the Initial Indication in the Territory, or other terms to be negotiated in good faith between the Parties based on an analysis of factors relevant at that time, including the Parties’ relative contribution to the development of Licensed Product, the stage of development and commercialisation of Licensed Product in the Territory and the nature and timing of the breach, if any, or other event leading to termination of this Agreement.

15.9.4	During the [***] period immediately following such termination, Orion shall use Commercially Reasonable Efforts, if so requested by Indevus, at Indevus’ cost, to cooperate with Indevus to provide for an orderly transition to Indevus or its designee(s) of the development, regulatory and commercialization activities being performed by Orion hereunder with respect to Licensed Product in the Territory.

16.	REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION AND LIABILITY; INSURANCE

16.1	General Representations. Each Party hereby represents and warrants to the other Party as of the Date of Agreement as follows:

16.1.1	Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

16.1.2	Such Party has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and the execution, delivery and performance by such party of this Agreement have been duly authorized by all necessary corporate action;

16.1.3	This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally;

16.1.4	All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained; and

16.1.5	The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations or any judgment, injunction, decree, determination or award presently in effect having applicability to it.

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16.2	Liability; Indemnification.

16.2.1	In no event shall either Party be liable for or have any obligation to compensate or indemnify the other Party, its Affiliates, officers and directors, for any indirect or consequential damages claimed by such other Party, its Affiliates, officers or directors other than in connection with their respective indemnification obligations set forth in this Section 16.2, including the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement or breach thereof.

16.2.2	Indevus agrees to indemnify Orion, its officers, directors and Affiliates and hold it harmless from and against all Losses incurred by Orion arising out of, attributable to or resulting from any Claims to the extent such Claims arise out of (a) Indevus’ willful or criminal wrongdoing, or recklessness in performing its material obligations under, or material breach of, this Agreement; or (b) Bulk Drug Product and/or Insertion Tools that are not in compliance with the Agreed Quality at the time when they are available for Orion; (c) the infringement of any Third Party intellectual property right arising from the manufacture, use, sale, offer for sale, or importation of Bulk Drug Product and/or Insertion Tools; or (d) research or development of the Licensed Product conducted by Indevus, its Affiliates or by a Third Party on Indevus’ behalf, including pre-clinical and clinical trials; provided, however, that Indevus shall not be obligated under this Section 16.2.2 to the extent any Claim arises out of (i) any wilful or criminal wrongdoing, or negligent act or omission, or breach of any of Orion’s relevant obligations or representations or warranties under this Agreement by Orion, its Affiliates, sublicensees or Marketing Distributors; or (ii) any Bulk Drug Product or Insertion Tools that have been adulterated or otherwise mistreated by Orion.

16.2.3	Orion agrees to indemnify Indevus, its officers, directors and Affiliates and hold it harmless from and against all Losses incurred by Indevus arising out of, attributable to or resulting from any Claims to the extent such Claims arise out of (a) the Final Packaging of Bulk Drug Product and Insertion Tools; (b) research, development, testing, use, marketing, sale or other disposition of the Bulk Drug Product or Licensed Product by Orion, its Affiliates, sublicensees or Marketing Distributors or by any other Third Party on Orion’s behalf in the Territory; or (c) Orion’s willful or criminal wrongdoing or recklessness in performing its material obligations under, or material breach of, this Agreement; provided, however, that Orion shall not be obligated under this Section 16.2.3 to the extent any Claim arises out of any wilful or criminal wrongdoing, or negligent act or omission, or breach of any of Indevus’ relevant obligations or representations and warranties under this Agreement by Indevus, its Affiliates or its subcontractors.

16.2.4	In the event that negligence, recklessness or willful misconduct of both Indevus and Orion is determined to have contributed to any such Claims, Indevus and Orion will each indemnify and hold harmless the other with respect to that portion of the Claims determined to be attributable to its respective negligence, recklessness or willful misconduct or breach of this Agreement.

16.2.5	With respect to any indemnification under this Agreement, the following shall be applicable:

(a)	The indemnified Party shall notify the indemnifying Party promptly in writing of any claim which may give rise to an obligation on the part of the indemnifying Party hereunder; provided, however, that failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter.

(b)	The indemnifying Party shall be allowed to timely undertake the sole control of the defence of any such action and claim, including all negotiations for the settlement, or compromise of such claim or action at its sole expense; provided, however, that an indemnifying party shall not, without the written consent of the other Party, which shall not be unreasonably withheld, as part of any settlement or compromise (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; or (iii) settle any matter in a manner that separately apportions fault to the other Party.

(c)	The indemnified Party shall at the expense of the indemnifying Party render reasonable assistance, information, co-operation and authority to permit the indemnifying Party to defend such action; provided, however, that an indemnified Party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any Claim without the prior written consent of the indemnifying Party, which the indemnifying Party shall not be required to give.

16.3	Insurance. Each Party shall maintain during the Agreement Term and for a period of five (5) years after any expiration of termination of this Agreement Commercial General Liability Insurance, (including Products Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury) to cover its indemnification obligations under this Section 16, with minimum limits of [***] in the aggregate, which may be self-insured. Within ten (10) days after the Date of Agreement and thereafter periodically upon request, each Party shall furnish the other with a certificate of insurance evidencing that such insurance coverage is in force. During the Agreement Term, each Party shall provide reasonable prior written notice to the other Party if such insurance is reduced below the minimum limits as set forth in this Section 16.3 (other than by payment of Claims) or is expired or cancelled, unless outside of the control of the Party. In all cases prompt notification to the other Party of any such reduction, cancellation or expiration of the insurance is required. Upon request each Party shall provide Certificates of Insurance to the other Party evidencing the coverage specified herein.

*** CONFIDENTIAL TREATMENT REQUESTED

17.	CONFIDENTIALITY

17.1	Non-Disclosure and Non-Use Obligations. Each Party shall keep (and shall require that its Affiliates and, in the case of Orion, its Marketing Distributors keep) in confidence all Proprietary Information of the other Party, and may not disclose to any Third Party, other than to Marketing Distributors and subcontractors who are subject to a confidentiality agreement with provisions comparable to those set forth herein or use such Proprietary Information for any other purposes than those set forth in this Agreement without the prior written consent of the Party that disclosed the Proprietary Information to the other Party. The confidentiality obligations shall, however not be applied to the extent that such Proprietary Information, (a) is or becomes generally available or otherwise public through no fault of the receiving Party, or (b) was received from a Third Party, as documented by business records, without any obligation of confidentiality, or (c) was in the possession of the receiving Party prior to receipt of same from the other Party without any obligation of confidentiality related thereto, (d) has been independently developed, as documented by research and development records, without using Proprietary Information received from the other Party, or (e) is required to be disclosed by law, applicable Regulatory Authority or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure.

17.2	Return of Proprietary Information. Each Party shall promptly upon termination of this Agreement cease using Proprietary Information received from the other Party and, unless the Parties separately agree on destruction of such material and information, return the material and information in question including all copies thereof within thirty (30) days; provided the Party may keep one copy of such material and information for archival purposes only.

17.3	Survival. The rights and obligations under this Section 17 shall survive the termination or expiration of this Agreement for whatsoever reason and shall remain in effect for a period of [***] from the termination or expiration of this Agreement.

18.	STATEMENTS TO PUBLIC

18.1

Except as required by law, neither Orion nor Indevus shall make or procure or permit the making of any press release or other announcement or statement to the public with respect to this Agreement except as set forth herein. It is understood that either Party may make disclosure of this Agreement and the terms hereof in any filings required by the United States Securities and Exchange Commission, other governmental authority or securities exchange, may file this Agreement as an exhibit to any filing with any such agency or authority, or securities exchange, and may distribute any such filing in the ordinary course of its business. Each Party agrees to provide to the other Party a copy of any such public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within two (2) Business Days of receipt) review any press release, announcement or other public disclosure regarding this Agreement or the subject matter of this Agreement, provided, however, that such right of review shall

*** CONFIDENTIAL TREATMENT REQUESTED

only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material changes in the disclosure since the date of the previous disclosure.

19.	PUBLICATIONS

19.1	Each Party acknowledges the other Party’s interest in publishing its results related to Licensed Product to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Accordingly, Orion shall not submit for written or oral publication any manuscript, abstract or the like relating to Licensed Product without the prior review of Indevus. If Orion proposes to submit any such publication, it shall deliver the proposed publication or an outline of the oral disclosure at least thirty (30) Business Days prior to planned submission or presentation. At the request of Indevus, the submission of such publication may be delayed such that any issues of patent protection may be addressed. In the absence of any such request, upon expiration of the applicable period referred to in this Section 19.1, Orion shall be free to proceed with the publication or presentation. If Indevus requests modifications to the publication, Orion shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation, if reasonably possible. The contribution of each Party, if any, shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

20.	INDEPENDENT CONTRACTORS

20.1	The status of Orion and Indevus under the business arrangement established by this Agreement is that of independent contractors. It is expressly agreed that for tax, legal or other purposes (a) this Agreement or any portion of this Agreement shall not be considered to be a partnership agreement, and (b) the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Party has any authority whatsoever to act as an agent or representative of the other, nor has either any authority or power to contract for, or create or assume any obligation or liability in the other’s name or on behalf of the other or otherwise bind the other in any way for any purpose, nor shall either Party hereto represent to any third parties it possesses any such authority to bind the other Party.

21.	NON-WAIVER

21.1	The failure by either Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute or be construed to constitute a waiver of the same or affect that Party’s rights thereafter to enforce or exercise the same. No waiver of any term, provision or condition of this Agreement shall be effective unless it is in writing and signed by a duly authorised person on behalf of the waiving.

22.	ASSIGNMENT

22.1	This Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that:

22.1.1	Indevus may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets relating to Licensed Product or in the event of a merger, consolidation, change in control or similar corporate transaction with respect to Indevus, without such consent; and

22.1.2	Orion may assign this Agreement to any Affiliate of Orion or in connection with the transfer or sale of Orion’s business or all or substantially all of Orion’s assets as a whole or in the event of a merger, consolidation, change in control or similar corporate transaction with respect to Orion (any of the foregoing, a “Corporate Transaction”), without such consent; provided, however, that:

(a)	such consent shall be required in connection with the transfer or sale of all or substantially all of Orion’s assets relating to Licensed Product, except where such transfer or sale would constitute a transfer or sale of all or substantially all of Orion’s assets as a whole and would constitute a Corporate Transaction; and

(b)	in the event Orion or any of its Affiliates (i) signs a definitive agreement with respect to a Corporate Transaction by operation of which Orion or any of its Affiliates would (A) acquire a product (a “Divestiture Causing Product”) which causes any regulatory authority or government agency to require the divestiture of either the Divestiture Causing Product or Licensed Product; or (B) be acquired by or merge with a Third Party who has a Divestiture Causing Product, or (ii) as a result of any other event or transaction or series of events or transactions, engages in a Corporate Transaction that results in the common ownership or control of both Licensed Product and a Divesture Causing Product; then Orion or its Affiliate (or the other Party to the Corporate Transaction) shall divest the Divesture Causing Product, provided that any divestiture of Licensed Product will result in the automatic termination of this Agreement.

22.2	This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

23.	GOVERNING LAW

23.1	The Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of New York without reference to any rules of conflict of laws. It is specifically agreed that the United Nations Convention on Contracts for the International Sale of Goods is not applicable to this Agreement.

24.	DISPUTE RESOLUTION

24.1	Any and all disputes, controversies or claims of any sort arising from this Agreement (a “Dispute”) not otherwise addressed herein shall first be discussed by the Parties hereto, who shall try to settle the dispute among themselves. Should they fail to agree within a maximum of ninety (90) days of a written request by either Party, any such Dispute shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within a maximum of twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If the Chief Executive Officers are unable to settle the Dispute between themselves within a maximum of twenty (20) Business Days, either of them, or both jointly, shall so report to the Parties in writing.

24.2	All Disputes not resolved in accordance with the prior paragraph shall be finally and exclusively settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules, except where modified herein.

24.3	Each such arbitrator shall have prior experience in the biotechnology or pharmaceutical industry: one arbitrator shall be appointed by each of Indevus and Orion and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two Party-appointed arbitrators (the three arbitrators are referred to herein as the “Board of Arbitration”). The place of arbitration shall be London, United Kingdom. The Board of Arbitration shall have the authority to grant specific performance. Any award so rendered shall be final and binding and judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Any such arbitration shall be conducted in the English language.

25.	ENTIRE AGREEMENT

25.1	This Agreement, together with all Schedules hereto, represents the full and complete understanding and agreement of the Parties pertaining to the subject matter hereof and prevails over all statements, clauses or conditions which may be contained in any other form or document. All express or implied agreements and understandings, either oral or written, made on or before the Date of Agreement, including any offering letters or term sheets, are expressly superseded by this Agreement.

26.	SEVERABILITY

26.1

In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, unless the absence of the invalidated provision(s) adversely affect the substantive rights of a Party, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, or if such is not possible, by deleting such invalid, illegal or unenforceable provision from this Agreement; provided that in such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which are agreed to by the Parties and, insofar as practical, implement the purposes of this Agreement.

27.	AMENDMENTS

27.1	No modifications and amendments to this Agreement shall be valid unless made in writing and signed by duly authorised representatives of both Parties.

28.	NOTICES

28.1	Notices provided hereunder to be given by either Party to the other shall be in writing and shall be sent by fax (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), or delivered by recognised overnight delivery service or sent by government mail service (certified or registered air mail) to the following respective addresses or to such other addresses as the Parties may hereafter communicate to each other in writing:

If to Orion:

Orion Corporation

Attn: President

Orionintie 1

02200 Espoo

Tel. +358 10 426 3000

Fax. +358 10 426 4323

If to Indevus:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421, United States of America

Attention: Chief Executive Officer

Fax No.: 781-862-3859

All Purchase Orders to be sent to:

Indevus Pharmaceuticals, Inc.

8 Clarke Drive

Cranbury, NJ 08512

Attention: Customer Service

Fax No.: 609-409-1654

The notices shall be deemed to have been received as follows: (a) telefaxes, on the day following the day of transmission; (b) upon confirmed delivery by nationally-recognized overnight courier if so delivered (c) registered or certified air-mail, on the third (3rd) day after mailing; and (d) notices delivered in any other form, on the day when delivered at the address of the recipient.

29.	COUNTERPARTS.

29.1	The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

30.	SCHEDULES

30.1	The following schedules are attached to and constitute an integral part of this Agreement.

Schedule 1.15	Exclusion from Competing Product
Schedule 1.28	Indevus Patent Rights
Schedule 1.42	Minimum Requirements
Schedule 1.52	Packing of Bulk Drug Product
Exhibit 1.54	Form of Pharmacovigilance Agreement
Schedule 3.3	Variations to Indevus MAAs
Schedule 4.1	Oversight Committee Members
Schedule 8.1	Supply Price
Schedule 9.1	Indevus Testing

31.	HEADINGS

31.1	All section headings in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate, as of the day and year first above written, by their duly authorised representatives.

SIGNATURES

Orion Corporation	Indevus Pharmaceuticals, Inc.

By:	By:
Name:	Name:	Glenn L. Cooper, M.D,
Title:	Title:	Chairman and Chief Executive Officer

By:
Name:
Title:

SCHEDULE 1.15

To the License, Supply and Distribution Agreement between Indevus Pharmaceuticals,

Inc. and Orion Corporation dated April 2, 2008

EXCLUSION FROM COMPETING PRODUCT

[***]

*** CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.28

To the License, Supply and Distribution Agreement between Indevus Pharmaceuticals,

Inc. and Orion Corporation dated April 2, 2008

INDEVUS PATENT RIGHTS

[***]

*** CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.42

To the License, Supply and Distribution Agreement between Indevus Pharmaceuticals,

Inc. and Orion Corporation dated April 2, 2008

MINIMUM REQUIREMENTS

Minimum Annual Units of Bulk Drug Product per Calendar Year:

Year	Units
[***]

*** CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.52

To the License, Supply and Distribution Agreement between Indevus Pharmaceuticals,

Inc. and Orion Corporation dated April 2, 2008

PACKING OF BULK DRUG PRODUCT

Packaging of Vantas Bulk Drug Product for EU Shipment

The primary packaging of Vantas is defined in the MAA and is part of the manufacturing process. The Vantas implant is sealed inside a [***] and is sterile.

Indevus proposes using the [***] to ship product in bulk to Europe. A diagram of the system is set forth on the next page of this Schedule.

The bulk drug shipment will be placed inside a [***] designed for maintaining product temperature in the range [***], either summer of winter. Each [***] container will hold approximately 300 implant vials. (Note; the exact number of vials per shipping container will depend on results of a shipping study that will be completed by 4/30/2008).

Each vial will be stored horizontally in a clear molded plastic tray which in turn will be placed inside product box (see diagram attached) in multiple layers. Each tray, box and container will be labeled with the lot number and product name. Each [***] container will contain vials from a single lot only. Multiple containers will be required to ship a single lot of Vantas.

Indevus will qualify the [***] for use with Vantas prior to the initial shipment to Orion. The [***] is intended for single use by Indevus. Empty the [***] weighs approximately 56 Kg.

The implantation device will be packaged in double-wall corrugated cardboard shippers with an inside plastic liner. There are [***] devices in each shipper. This is the standard size that Indevus has qualified for bulk shipments.

[***]

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EXHIBIT 1.54

To the License, Supply and Distribution Agreement between Indevus Pharmaceuticals,

Inc. and Orion Corporation dated April 2, 2008

FORM OF PHARMACOVIGILANCE AGREEMENT

PHARMACOVIGILANCE

DATA EXCHANGE

AGREEMENT

between

Orion Corporation

and

Indevus Pharmaceuticals, Inc.

PROCEDURE FOR THE EXCHANGE OF PHARMACOVIGILANCE DATA

1	Scope

This document describes the procedures and time frames and defines the responsibilities which the Parties, Orion Corporation (ORION) and Indevus Pharmaceuticals, Inc. (INDEVUS) shall adopt to ensure compliance with the regulatory requirements for pharmacovigilance, and to satisfy business interest of ORION and INDEVUS with regard to safety issues of the Products.

This agreement is considered as an integral part of the License and Distribution Agreement between ORION and INDEVUS and is attached to the agreement concerned as Exhibit 1.54. This Pharmcovigilance Data Exchange Agreement shall become effective on the date signed by both parties and shall remain in effect until termination or expiration of the aforementioned licensing agreement.

The communication language of the data exchange shall be English.

2	Definitions

The definitions of terms used in this agreement are in accordance with ICH guidelines (www.ich.org). Key definitions are

2.1	Adverse Event (AE)

Any untoward medical occurrence in humans receiving medicinal product which does not necessarily have to have a positive causal relationship with this treatment.

2.2	Adverse Drug Reaction (ADR)

A response to a drug which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis, therapy of disease or for modification of a physiological function.

In addition all cases of drug-drug interaction, pregnancy (with or without outcome), lack of efficacy, overdose, drug abuse and misuse, drug maladministration or accidental exposure and dispensing errors are defined as adverse events (“AEs”) even if no clinical event has been reported. For all clinical trial serious adverse events (“SAEs”) the above conditions must be associated with a clinical event fulfilling SAE criteria.

2.3	Serious Adverse Event (SAE) / Serious ADR

Any event which is fatal, life-threatening, persistantly or significantly disabling/incapacitating, congenital anomaly/birth defect or which results in or prolongs hospitalisation, or is any medically significant event, e.g. an intervention to prevent one of the above outcomes, is considered serious.

Life threatening is defined as any adverse drug experience that places the patient, in the view of the initial reporter, at immediate risk of death from the adverse drug experience as it occurred, i.e., it does not include an adverse drug experience that, had it occurred in a more severe form, might have caused death.

In addition, any suspected transmission via a medicinal product of an infectious agent is considered a serious adverse reaction.

3	Products and Territory

The Products: Licensed Product as defined in the License and Distribution Agreement.

The Territory: As defined in the License and Distribution agreement.

4	World-wide Safety Database

INDEVUS shall be responsible for the maintenance and consistency of a complete safety database for spontaneous (including literature) AE reports as well as clnical study SAE reports concerning the Product. ORION shall keep a secondary safety database for all reports from its territory and any other reports it receives. Duplicate reports within the INDEVUS and ORION databases shall be identified, notified to the other Party and deleted from the databases of both Parties.

BOTH PARTIES shall be responsible for forwarding all reports received from their Territory to each other within timeframes defined in Section 5 to enable the entry of such reports into the corresponding databases.

5	Data Exchange of Individual Case Safety Reports

5.1	General

Exchange of individual AE and SAE reports shall be between the central pharmacovigilance units of INDEVUS and ORION, Indevus Pharmaceuticals Drug Safety and Orion Pharma Drug Safety (“DS”), which shall collect and distribute the data in their own safety networks according to their own Standard Operating Procedures (“SOPs”).

5.2	Reports from Spontaneous Sources

The individual reports to be exchanged need to fulfil the minimum criteria:

•	An identifiable source

•	The Product as a suspected drug

•	Suspected ADR and

•

Patient, identified by sex, age (or date of birth) or initials. It is agreed that in the instance that a specific patient is known to the reporter, but identification is not provided, it will be considered as an identifiable patient.

In general, the principle of the implied positive causality shall be applied to all spontaneously reported AEs.

5.2.1	Serious ADRs

From ORION to INDEVUS:

ORION shall forward CIOMS I reports of all fatal and life-threatening spontaneous ADRs including reports from literature to INDEVUS as soon as possible but no later than within [***] calendar days after receipt.

All other serious spontaneous reports, including reports from literature, are to be sent to INDEVUS no later than [***] calendar days after received by ORION

From INDEVUS to ORION:

INDEVUS shall forward CIOMS I reports of all fatal and life-threatening spontaneous ADRs, including reports from literature, originating from any other territory to ORION as soon as possible but no later than within [***] calendar days after receipt.

All other serious spontaneous reports, including reports from literature, are to be sent to ORION no later than [***] calendar days after received by INDEVUS

*** CONFIDENTIAL TREATMENT REQUESTED

5.2.2	Non-serious ADRs

From ORION to INDEVUS:

ORION shall forward CIOMS I reports of non-serious ADRs, including reports from literature, originating from the territory to INDEVUS as soon as possible but no later than within [***] calendar days after receipt.

From INDEVUS to ORION:

All appropriate reports of non-serious ADRs, including reports from literature from outside the Orion Territory shall be provided by INDEVUS to ORION no later than [***] calendar days after received by INDEVUS.

5.3	Reports from Clinical Trials

From clinical studies sponsored by INDEVUS or ORION, the investigator shall report all SAEs to the respective company according to the procedures in each company’s particular study protocol. INDEVUS or ORION shall exchange information of SAEs originating from clinical studies sponsored by INDEVUS or ORION, respectively, by fax or e-mail within the timelines below. The reports shall be forwarded on completed CIOMS I forms.

•	Fatal/life-threatening related reports [***] calendar days

•	Other serious, related reports [***] calendar days

•	Not-related SAEs, within [***] calendar days following the date it was reported to the company.

•	Reports of non-serious AEs from clinical studies are outside the scope of this agreement.

If study specific reporting is considered necessary by both Parties, it shall be agreed separately by the Parties in due time before finalisation of the study protocol.

5.4	Reports from Literature

INDEVUS shall have the primary responsibility for reviewing the world-wide scientific literature. ORION shall assist by notifying INDEVUS of literature reports brought to its knowledge in particular from the Territory within timeframes defined above, see 5.2.1 and 5.2.2.

*** CONFIDENTIAL TREATMENT REQUESTED

5.5	Follow-up Information

The Party notified first of an AE/ADR is responsible for obtaining follow-up information required for a proper assessment of the AE/ADR. Should INDEVUS or ORION have questions regarding an individual report received from the other Party, these shall be communicated to the other to request the information.

In addition, INDEVUS shall promptly follow-up any AEs under special monitoring to ensure they are fully documented as required in EU Risk Management Plan.

Follow-up data shall be exchanged as initial data.

6	Reconciliation

The receiver of AE reports, INDEVUS or ORION, shall confirm the receipt within two working days. Without confirmation, the sender shall resend the reports on the next working day.

7	Assessment of Individual Reports

Each Party shall be responsible for its own processing and assessment of the reported AEs when entering the report into its database according to their internal SOPs.

In the event that there is a difference in seriousness or causality assessments of a case received from either Party and entered into a database, discussion between the Parties shall take place and every effort by both Parties shall be made to reach an agreement in the assessments to allow timely reporting. Any resultant action must be communicated between the Parties. In the event that a mutual agreement can not be reached, both Parties will act according to their own assessments.

7.1	Spontaneous reports

In general, the principle of the implied positive causality shall be applied to all spontaneously reported AEs. Each Party shall assess each of the expectedness, labelling and listedness issues for each report as appropriate and according to their internal SOPs.

7.2	Reports from clinical studies

The assessment of causality of the Product with respect to the SAE occurring in a clinical study shall be made by the responsible investigator and the sponsor of the clinical study according to the procedure in the study protocol and the sponsor’s applicable guideline/SOP, respectively. For clinical study reports the causality scales of the Parties are attached in Appendix 2.

Assessment of labelling (expectedness) shall be made by the sponsor according to its applicable guideline/SOP using a common Investigator’s Brochure and/or Core Data Sheet and approved national labelling.

8	Periodic Reports

8.1	Periodic Reports outside the Territory to any other Authority

INDEVUS shall be responsible for preparing local Periodic Reports according to the FDA 21 CFR Part 314.80 The periodicity of Periodic Report shall be based on the FDA Approval Date of the Product and shall be prepared on annual basis. Each Party shall contact the other if a change in Periodic Report periodicity is considered necessary.

INDEVUS shall provide final Periodic Reports in addition to CIOMs Line Listings as necessary to ORION.

INDEVUS or its other partners shall be responsible for preparing Periodic Safety Reports to any other authority outside the Orion Territory. INDEVUS shall provide a copy of the final report to ORION upon release.

8.2	Periodic Safety Update Reports in the Territory

ORION shall be responsible for preparing Periodic Safety Update Reports (PSURs) in the Territory according to the ICH E2C Guideline as adopted by the European Union Committee for Proprietary Medicinal Products Pharmacovigilance Working Party.

INDEVUS is responsible for providing ORION with the necessary information for the PSUR as defined in the above CPMP Guidelines and as needed by ORION for the preparation of PSURs. INDEVUS shall provide this information as soon as possible and at least within 3 weeks of the data lock point (the last day of that PSUR period, or “DLP”). This information shall include at least the following:

•	Up to date Marketing Authorisation status

•	Update of regulatory authority or Marketing Authorisation Holder actions taken for safety reasons

•	Patient exposure in clinical studies conducted by INDEVUS during the PSUR period

•

Short discussion of all INDEVUS’ completed studies (non-clinical, clinical and epidemiological), studies specifically planned or in progress and published studies addressing safety issues or yielding safety information with potential impact on Product information.

In case INDEVUS transfers rights outside the Territory to any other Party than ORION, INDEVUS shall ensure that the above data shall be provided to ORION according to same principles.

ORION shall prompt INDEVUS approximately two weeks prior to the DLP to compile and submit such data to ORION.

ORION shall be responsible for appropriate RA submissions (expedited individual adverse event reports and PSURs) in the Territory.

9	Product Labelling

Orion shall be responsible for maintaining the local Summary of Product Characteristics (SPCs) for the Product in the Territory. Orion shall inform INDEVUS of any planned changes related to safety information in the SPC prior to implementation with sufficient time for INDEVUS to review and comment on the proposed changes. Orion shall have the right to make decisions on the changes in the Territory.

INDEVUS or its other partners shall be responsible for maintaining the labeling outside the Territory. INDEVUS shall inform ORION of any planned changes related to safety information in the labeling prior to implementation with sufficient time for ORION to review and comment on the proposed changes. INDEVUS shall have the sole right to make all decisions on the changes outside the Territory.

10	Risk Management

ORION is responsible for the maintenance and implementation of the Risk Management Plan (RMP) in the Territory as required by the Regulatory Authorities in the Territory. INDEVUS shall support ORION and provide all applicable data outside the Territory to ensure proper safety surveillance of the Product and completion of actions required in the EU RMP.

Should INDEVUS decide to maintain its own RMP outside the Territory, INDEVUS shall distribute the document to ORION for comments. Risk Minimisation and other risk management activities in INDEVUS RMP having a potential impact on the RMP in the Territory shall be discussed together to reach a mutual agreement on the need of such activities.

All the above shall be discussed in the Safety Committee (Section 14). ORION shall make all the decisions on the content of the RMP in the Territory.

11	Submission to Regulatory Authorities (RAs)

ORION shall be responsible for appropriate RA submissions in the Territory.

12	Regulatory Authority Requests for Additional Safety Information

12.1	Additional Safety Information to an Individual Report

The Party receiving an individual ADR report first shall be responsible for obtaining the requested information from the reporter.

12.2	Additional Safety Information of More General Nature

Responses to all pharmacovigilance-related requests from the Regulatory Authorities shall be the responsibility of the Party to which the questions are addressed.

Each Party shall provide the other with a copy of the pharmacovigilance related or risk-benefit assessment request as well as any documentation pertaining to the request, within [***] calendar days of receipt, as well as a copy of the response to the request at the time of submission.

Co-ordination of the response to an additional safety information request is the responsibility of the Party who received the request. The response will be based on the database of the Party who received the

*** CONFIDENTIAL TREATMENT REQUESTED

request, or whenever needed based on the nature of the request, on the world-wide safety database. When needed, both Parties are responsible for providing AE-data analyses from their clinical studies as required.

13	Signal detection

INDEVUS is responsible for detection and evaluation of safety signals. ORION shall assist by notifying INDEVUS promptly if any potential safety signals are identified by ORION.

Both Parties shall notify the other in writing of any potential safety signals identified and discuss and agree upon any proposed actions, including safety changes in the relevant labelling reference documents.

Both Parties shall identify the representatives needed to evaluate and agree on the necessary actions.

14	Meetings/Safety Committee

The Parties shall meet to discuss pharmacovigilance issues and/or changes to this Agreement at the reasonable request of either of the Parties.

Two-Party safety committee shall have a regular meeting on safety issues which may occur by teleconference or a meeting in a mutually acceptable location.

Additionally, the Parties agree that they will deliver safety data concerning the Product to the other Parties’ internal safety evaluation meetings upon a reasonable request to do so by either of the other Parties (e.g. once a year and/ or when a reasonable amount of new safety data has been gathered). The safety data to be submitted to the other Parties can include e.g. clinical study statuses; clinical study SAE, AE and laboratory data; decisions made by Data Monitoring Committees (DMCs); post-marketing data; overall safety conclusions etc. The format and the contents of the data to be delivered will be agreed upon by the Parties on a case by case basis, but the Parties hereto are in agreement that they will deliver the safety data reasonably requested by either of the other Parties, as provided herein. Any request for safety data by a Party will be made at least 1 month before the data is to be supplied to the other Parties.

15	Auditing

ORION or INDEVUS may perform a product specific pharmacovigilance audit at the other party, if announced at a minimum 2 weeks in advance.

16	Contact Persons

Contact persons of the Parties are presented in Appendix 1. Contact information may be changed by written notice to the other party without amendment.

This agreement for pharmacovigilance data exchange has been agreed upon and adopted by ORION and INDEVUS and shall be in force immediately upon signing.

ORION	INDEVUS

Date:	Date:

p.p. Reijo Salonen Senior Vice President Research & Development	James E. Shipley, M.D. Senior Vice President Clinical Development & Medical Affairs

Date:	Date:

p.p. Inge-Britt Linden Director Global Regulatory Affairs	Cynthia C. Abell, R.T.(R)(MR) Senior Manager Drug Safety

Date:

Jukka Pesonen Director Drug Safety

APPENDIX 1 CONTACT INFORMATION

ORION CORPORATION DRUG SAFETY

Name:	[***]
Phone:	[***]
Fax:	[***]
E-mail:	[***]
Address:	Orion Corporation
Orionintie 1, P.O. Box 65
FI-02101 Espoo, Finland

Individual reports/transmission and pharmacovigilance related inquiries

Fax:	[***]
E-mail:	[***]
Address:	Orion Corporation
Orionintie 1, P.O. Box 65
FI-02101 Espoo, Finland

INDEVUS PHARMACEUTICALS DRUG SAFETY

Name:	[***]
Phone:	[***]
Telefax:	[***]
E-mail:	[***]
Address:	Indevus Pharmaceuticals, Inc.
8 Clarke Drive
Cranbury, NJ 08512

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APPENDIX 2 CAUSALITY SCALES FOR SAES FROM CLINICAL STUDIES

ORION		INDEVUS
Category/Definition	For Reporting	Category/Definition	For Reporting

Related

The temporal relationship of the AE/SAE onset to the administration of the investigational product makes a causal relationship possible, and other drugs, therapeutic interventions or underlying conditions do not provide a sufficient explanation for the AE/SAE.

Related= Associated

Related

The temporal relationship of the AE/SAE onset to the administration of the investigational product makes a causal relationship possible, and other drugs, therapeutic interventions or underlying conditions do not provide a sufficient explanation for the AE/SAE.

Related= Associated

Not Related

The temporal relationship of the AE/SAE onset to the administration of the investigational product makes a causal relationship unlikely, or other drugs, therapeutic interventions or underlying conditions provide a sufficient explanation for the AE/SAE.

Unrelated= Not associated

Not Related

The temporal relationship of the AE/SAE onset to the administration of the investigational product makes a causal relationship unlikely, or other drugs, therapeutic interventions or underlying conditions provide a sufficient explanation for the AE/SAE.

Unrelated= Not associated

Unknown by reporter.

Safety Officer will assess the causality (Related or Not Related) and the report will be processed accordingly. The investigator will be queried to provide the causality assessment.

Related / Unrelated

Unknown by reporter.

Safety Officer will assess the causality (Related or Not Related) and the report will be processed accordingly. The investigator will be queried to provide the causality assessment.

Related / Unrelated

SCHEDULE 3.3

To the License, Supply and Distribution Agreement between Indevus Pharmaceuticals, Inc.

and Orion Corporation dated April 2, 2008

VARIATIONS TO INDEVUS MAAs

1.	Variations

[***]

2.	Timelines

[***]

3.	All variations filed by 20 February 2008

[***]

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SCHEDULE 4.1

To the License, Supply and Distribution Agreement between Indevus Pharmaceuticals, Inc.

and Orion Corporation dated April 2, 2008

OVERSIGHT COMMITTEE MEMBERS

Representatives of Orion:

[***]

Representatives of Indevus:

[***]

*** CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.1

To the License, Supply and Distribution Agreement between Indevus Pharmaceuticals, Inc.

and Orion Corporation dated April 2, 2008

SUPPLY PRICES

[***]

*	Subject to the provisions of Section 8.1.

*** CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 9.1

To the License, Supply and Distribution Agreement between Indevus Pharmaceuticals, Inc.

and Orion Corporation dated April 2, 2008

INDEVUS TESTING

[***]

*** CONFIDENTIAL TREATMENT REQUESTED